Exhibit 99.10

Public Accounts Ministry of Finance Office of the Comptroller General For the Fiscal Year Ended March 31, 2023

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals. 2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74         352.4’09711’05        C2001–960204–9

August 29, 2023

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2023.

KATRINE CONROY
Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Katrine Conroy

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2023.

Respectfully submitted,

CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year ending March 31, 2023.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based on Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

In September 1999 the final report of the Budget Process Review Panel established clear principles for financial reporting based on user needs and led to the introduction of the Budget Transparency and Accountability Act which forms the basis of British Columbia’s legislated reporting framework. British Columbia is at the forefront of financial accountability by providing all financial reporting on a full accrual basis with direct comparability between budget and actual results. Conflicts can arise between the legislated requirement for comparable and consistent financial reporting and the national and international standards that guide accounting or the interpretation of those standards. Our obligation is to ensure financial reporting meets the accountability requirements of the public and stakeholders, within the framework established in legislation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

In the 2022/23 fiscal year, government continued to provide emergency support in response to the COVID–19 pandemic, which included pandemic response and economic recovery spending of $2,392 million. As in previous years, additional financial information specific to the pandemic is included on page 12. We continue to maintain the highest standards of transparency and accountability to provide comprehensive accounting of this extraordinary event spanning several fiscal years.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and his staff for their cooperation and support in preparing the Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Carl.Fischer@gov.bc.ca; by telephone at 250–387–6692; or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Contents

Overview (Unaudited)

Public Accounts Content	9
legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	28

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	43
Consolidated Statement of Operations	44
Consolidated Statement of Change in Net liabilities	45
Consolidated Statement of Remeasurement Gains and losses	46
Consolidated Statement of Cash Flow	47
Notes to Consolidated Summary Financial Statements	49
Reporting Entity	93
Consolidated Statement of Financial Position by Sector	96
Consolidated Statement of Operations by Sector	100
Statement of Financial Position for Self–supported Crown Corporations and Agencies	104
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	106
Consolidated Statement of Tangible Capital Assets	108
Consolidated Statement of Guaranteed Debt	109
Schedule of Investments	110

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	113
SUCH Statement of Financial Position	116
SUCH Statement of Operations	118
Consolidated Staff Utilization	119

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	123
Statement of Operations	124
Statement of Remeasurement Gains and losses	125
General Fund Statement of Financial Position	126
General Fund Statement of Operations	127
BC Prosperity Fund Statement of Financial Position	128
BC Prosperity Fund Statement of Operations	128
Statement of Cash Flow	129
Schedule of Net Revenue by Source	131
Schedule of Comparison of Estimated Expenses to Actual Expenses	133
Schedule of Financing Transaction Disbursements	135
Schedule of Write–offs, Extinguishments and Remissions	136

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Contents

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	139
Provincial Debt (Unaudited)	140
Change in Provincial Debt (Unaudited)	141
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	142
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	142
Change in Provincial Debt, Comparison to Budget (Unaudited)	143
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	144
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	145
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	147
Summary of Provincial Debt	149
Key Indicators of Provincial Debt	151
Summary of Performance Measures	152

Definitions (Unaudited)	153

Acronyms (Unaudited)	156

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PUBLIC ACCOUNTS 2022/23

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Consolidated Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include statements and schedules of the financial activities of the CRF, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

This additional information is available only on the Internet at: http://gov.bc.ca/finance

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PUBLIC ACCOUNTS 2022/23

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 171, 177, 178, 180 and 181 of the Budget and Fiscal Plan 2022/23–2024/25.

Budget and Actual Results 2022/23

	In Millions			Variance
	2022/23 Budget	2022/23 Updated Forecast	2022/23 Actual	2021/22 Actual	2022/23 Actual to Budget	2022/23 vs 2021/22
	$	$	$	$	$	$
Revenue	68,552	82,700	81,536	72,392	12,984	9,144
Expense	(73,013)	(79,108)	(80,832)	(71,127)	(7,819)	(9,705)

Surplus (deficit) before forecast allowance	(4,461)	3,592	704	1,265	5,165	(561)
Forecast allowance	(1,000)				1,000
Surplus (deficit) for the year	(5,461)	3,592	704	1,265	6,165	(561)

Capital spending:
Taxpayer–supported capital spending	9,279	8,117	6,755	6,020	(2,524)	735
Self–supported capital spending	4,374	4,055	4,165	3,652	(209)	513
Total capital spending	13,653	12,172	10,920	9,672	(2,733)	1,248

Provincial debt:
Taxpayer–supported	73,475	63,701	59,934	62,341	(13,541)	(2,407)
Self–supported	30,956	29,788	29,492	28,325	(1,464)	1,167
Forecast allowance	1,000				(1,000)
Total provincial debt	105,431	93,489	89,426	90,666	(16,005)	(1,240)

Taxpayer–supported debt to GDP ratio	20.0%	16.4%	15.4%	17.9%	(4.6)	(2.5)

Summary Accounts Surplus (Deficit)

The province ended the year with a surplus of $704 million, which was an improvement of $6,165 million over the deficit forecast in the Budget and Fiscal Plan 2022/23–2024/25. The 2022/23 surplus of $704 million was $561 million less than the surplus of $1,265 million in fiscal year 2021/22.

Revenue increased by $9,144 million over fiscal year 2021/22 and was $12,984 million higher than budget. The annual increase in revenue in the current year was mainly due to increases in taxation revenue, natural resources, and contributions from the federal government.

Expense increased by $9,705 million over fiscal year 2021/22 and was higher than budget by $7,819 million. The increases in spending in the current year were mainly in the health, natural resources and economic development, social services, general government, and other sectors. Additional spending over budget was authorized through supplementary estimates and various statutory appropriations.

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer–supported infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads totalled $6,755 million in 2022/23, $2,524 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self–supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totalled $4,165 million in 2022/23. Self–supported capital spending was $209 million lower than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets and unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2023 exchange rates. This balance is referred to as the total provincial debt.

Taxpayer–supported provincial debt decreased by $2,407 million in 2022/23 due to improved operating results over the fiscal year resulting in decreased borrowing. Self–supported provincial debt increased by $1,167 million due to an increase in capital infrastructure related to power projects. Total provincial debt decreased by $1,240 million compared to the budgeted increase of $14,765 million. The key measure of taxpayer–supported debt to GDP ended the year at 15.4%, which is lower than the forecasted 20.0% in the budget.

COVID–19 Pandemic Spending and Related Measures

This section provides an overview of spending through the Province’s pandemic response and economic recovery initiatives during the current year. This spending was authorized by voted appropriations.

	In Millions
	Vote 47 Pandemic and Recovery	Ministry Votes	Total Spend
	$	$	$
Health Related COVID–19 Management	780	778	1,558
Supports for Vulnerable Populations	135	22	157
Tourism Initiative Envelope	94	1	95
Other Recovery Initiatives	481	101	582
Total Pandemic Response and Recovery Initiatives Spending	1,490	902	2,392

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported by separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licences, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Taxation	32,715	33,266	34,166	40,717	49,025
Contributions from federal government	9,052	9,535	12,894	11,980	12,526
Fees and licences	5,592	5,572	4,329	4,584	4,928
Miscellaneous	3,413	3,837	3,136	3,910	4,445
Net earnings of self–supported Crown corporations and agencies	2,005	2,919	3,964	5,424	3,098
Natural resources	3,108	2,268	2,403	4,471	6,198
Investment income	1,243	1,263	1,264	1,306	1,316
Total revenue	57,128	58,660	62,156	72,392	81,536

Provincial revenues increased by $9,144 million in 2022/23. The improvement in provincial revenue was primarily due to increases in taxation revenue of $8,308 million, natural resources revenue of $1,727 million, contributions from the federal government of $546 million, and other revenue of $889 million. Increases in these significant sources of revenue were offset by a decrease in net earnings from self–supported Crown corporations of $2,326 million.

2018/19 to 2022/23

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

In 2022/23, taxation revenue increased by $8,308 million (20.4%). Personal and corporate income tax revenue increased by $7,667 million (40.9%), reflecting a stronger income and tax base. Provincial sales tax revenue increased $1,087 million (12.5%). Other taxation revenues increased by $588 million, mainly from increases in property tax, employer health tax and carbon tax. Property transfer tax revenue decreased by $1,034 million (31.1%) due to a lower number of houses sold.

The net earnings of self–supported Crown corporations and agencies were $2,326 million lower than 2021/22 mainly from decreased earnings of $2,413 million in ICBC.

Natural resource revenues were $1,727 million higher than 2021/22, reflecting higher natural gas, coal, petroleum and electricity prices.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self–supported Crown corporations and user fees and licences (own–source revenue is all revenue except for federal transfers).

Own–source revenue to GDP has remained stable over the past five years, ending the year at 17.7%.

2018/19 to 2022/23

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2018/19, total revenue has increased in relation with the increase in GDP. Taxation revenue has continued to exceed the growth in GDP, and natural resource revenue has increased over prior years. Contributions from the federal government increased in the year due to extreme weather event support funding.

2018/19 to 2022/23

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Petroleum, natural gas and mineral revenues increased by $1,508 million from 2021/22. These categories of natural resource revenue account for 54.1% of natural resource revenue compared to 41.3% in 2021/22.

Water and other resource revenues increased by $225 million in the year. They comprise 15.4% of provincial natural resource revenue.

Forestry revenue decreased by $6 million in 2022/23. The proportion of natural resource revenue derived from forestry decreased to 30.4% in 2022/23 from 42.3% in 2021/22.

2018/19 to 2022/23

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less reliance.

Federal transfers increased in 2022/23 by $546 million. The ratio of federal contributions to total revenue decreased to 15.4% due to total revenue increasing $9,144 million over the prior year.

2018/19 to 2022/23

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, natural resources and economic development, interest, other, transportation, general government, and protection of persons and property. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Health	22,159	23,456	25,613	27,591	30,322
Education	14,094	14,740	14,948	15,801	16,991
Social services	5,343	5,887	7,789	7,268	9,652
Other	1,831	2,524	2,862	3,082	5,736
Natural resources and economic development	3,825	3,779	4,191	5,213	6,284
Interest	2,684	2,727	2,722	2,742	2,719
Protection of persons and property	2,004	2,126	2,258	2,937	3,483
Transportation	2,021	2,126	3,362	4,453	3,319
General government	1,673	1,657	3,919	2,040	2,326
Total expense	55,634	59,022	67,664	71,127	80,832

Government spending on programs and services increased by $9,705 million in 2022/23.

The province increased spending on the health sector by $2,731 million (9.9%), the other sector by $2,654 million (86.1%), the social services sector by $2,384 million (32.8%), the education sector by $1,190 million (7.5%), the natural resources sector by $1,071 million (20.5%), the protection sector by $546 million (18.6%), and the general government sector by $286 million (14.0%). Spending in the transportation sector decreased by $1,134 million (25.5%) over 2021/22. Expenses of the year included $2,392 million in pandemic response and recovery program costs as detailed on page 12.

2018/19 to 2022/23

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

In 2022/23, provincial operating expenses were $80,832 million, a $9,705 million (13.6%) increase from 2021/22. Program spending has increased by $25,198 million (45.3%) since 2018/19. This is compared to increases in GDP of 31.8% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased from 20.5% to 20.8% in 2022/23, reflecting increased spending in 2022/23 on key priority initiatives.

2018/19 to 2022/23

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PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2021/22 to 2022/23

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2021/22 Surplus	72,392	71,127	1,265
Increase in taxation revenue	8,308		8,308
Increase in natural resources revenue	1,727		1,727
Increase in other revenues	889		889
Increase in contributions from the federal government	546		546
Decrease in net earnings of self–supported Crown corporations and agencies	(2,326)		(2,326)
Increase in other program spending		3,177	(3,177)
Increase in health spending		2,731	(2,731)
Increase in social services spending		2,384	(2,384)
Increase in education spending		1,190	(1,190)
Increase in natural resource spending		1,071	(1,071)
Increase in general government spending		286	(286)
Decrease in transportation spending		(1,134)	1,134
Subtotal of changes in actual results	9,144	9,705	(561)
	81,536	80,832
2022/23 Surplus			704

2021/22 Accumulated Surplus before Remeasurement Gains and Losses			2,201
2022/23 Accumulated Surplus before Remeasurement Gains and Losses			2,905
Effect of remeasurement gains and (losses)			(202)
2022/23 Accumulated Surplus			2,703

The year over year increase in total revenue of $9,144 million, offset by the increase in total expense of $9,705 million, resulted in a surplus that was $561 million lower than the 2021/22 surplus. Accumulated surplus, including remeasurement gains and losses, increased from $2,607 million in 2021/22 to $2,703 million at the end of 2022/23.

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Financial Statement Discussion and Analysis Report

Changes from 2022/23 Budget

	In Millions
	Revenue	Expense	Forecast Allowance	Surplus (Deficit)
	$	$	$	$
(Deficit) per 2022/23 Budget	68,552	73,013	(1,000)	(5,461)
Increased taxation revenue	8,955			8,955
Increased natural resources revenue	2,811			2,811
Increased contributions from the federal government	1,186			1,186
Increased miscellaneous revenue	638			638
Increased other revenues	60			60
Decreased net earnings of self–supported Crown corporations and agencies	(666)			(666)
Increased health spending		2,637		(2,637)
Increased natural resources and economic development spending		2,536		(2,536)
Increased social services spending		1,736		(1,736)
Increased protection spending		1,004		(1,004)
Increased transportation spending		865		(865)
Increased general government spending		678		(678)
Decreased other spending		(1,637)		1,637
Forecast allowance			1,000	1,000
Subtotal of changes in actual results compared to budget	12,984	7,819	1,000	6,165
Actual Results	81,536	80,832	0	704

Revenue was $12,984 million (18.9%) higher than the budgeted amount of $68,552 million and expenses were $7,819 million (10.7%) higher than the budgeted amount of $73,013 million. Additional spending over budget was authorized by supplementary estimates and various statutory appropriations.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
	2022/23 Budget	2022/23 Actual	2021/22 Actual	2022/23 Budget to Actual	2022/23 vs 2021/22
	$	$	$	$	$
Financial assets	64,054	68,624	64,198	4,570	4,426
Less: liabilities	(133,665)	(129,303)	(121,662)	4,362	(7,641)
Net Liabilities	(69,611)	(60,679)	(57,464)	8,932	(3,215)
Less: non–financial assets	67,197	63,382	60,071	(3,815)	3,311
Accumulated surplus	(2,414)	2,703	2,607	5,117	96

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Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in unrealized remeasurement gains and losses. At March 31, 2023, the accumulated surplus was $2,703 million, $5,117 million higher than budget.

Financial assets were $4,426 million higher than 2021/22 as a result of increases in cash, cash equivalents and temporary investments of $1,105 million, loans for the purchase of assets, recoverable from agencies of $927 million, equity in self–supported Crown corporations and agencies of $411 million, and $1,983 million in other financial assets.

Liabilities increased by $7,641 million from 2021/22. This was the result of an increase in amounts due to other governments of $2,435 million, an increase in deferred revenue of $1,626 million, an increase in self–supported debt of $1,123 million, a decrease of $2,001 million in taxpayer–supported debt, and an increase of $4,458 million in accounts payable and other liabilities.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $3,311 million over 2021/22 representing government’s investment in current year infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2022/23, the province had an accumulated surplus of $2,703 million, $96 million higher than in 2021/22. The positive operating results of prior years continue to provide the flexibility to sustain core public services.

2018/19 to 2022/23

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Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	3,029	3,985	6,560	7,142	8,247
Equity in self–supported Crown corporations and agencies	5,738	6,523	9,632	12,223	12,634
Loans, advances and mortgages receivable	2,395	2,952	4,032	4,199	4,763
Loans for the purchase of assets, recoverable from agencies	22,547	24,768	26,301	27,218	28,145
Other financial assets	10,994	10,144	11,870	13,416	14,835
Total financial assets	44,703	48,372	58,395	64,198	68,624

In 2022/23, financial assets increased by $4,426 million primarily due to an increase in cash, cash equivalents, and temporary investments of $1,105 million, an increase in recoverable capital loans of $927 million due to investments in power projects, and an increase in equity in self–supported Crown corporations and agencies of $411 million. The remaining financial assets including receivables, other investments, and derivative financial instruments increased by $1,983 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Taxpayer–supported debt	43,209	46,669	59,982	62,565	60,564
Self–supported debt	22,655	24,847	26,275	27,209	28,332
Total financial statement debt	65,864	71,516	86,257	89,774	88,896
Accounts payable and other liabilities	12,137	13,101	14,733	18,509	25,402
Deferred revenue	10,543	10,651	12,211	13,379	15,005
Total liabilities	88,544	95,268	113,201	121,662	129,303

In 2022/23, total liabilities increased by $7,641 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt decreased by $2,001 million and self–supported financial statement debt increased by $1,123 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $1,626 million and accounts payable and other liabilities increased by $6,893 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

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Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Tangible capital assets	47,902	50,095	52,851	56,133	59,811
Other non–financial assets	2,786	3,031	3,585	3,938	3,571
Total non–financial assets	50,688	53,126	56,436	60,071	63,382

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2023, non–financial assets were $63,382 million which was $3,311 million higher than 2021/22 and $12,694 million higher than fiscal 2018/19. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $3,678 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the annual surplus (deficit). They reduce future operating results in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $3,678 million in 2022/23, and $13,985 million since the start of fiscal 2018/19. Total capital stock has also increased steadily over that period, which indicates that capital infrastructure is available to continue providing programs and services in future periods.

2018/19 to 2022/23

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Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Financial assets	44,703	48,372	58,395	64,198	68,624
Less: liabilities	(88,544)	(95,268)	(113,201)	(121,662)	(129,303)
Net liabilities	(43,841)	(46,896)	(54,806)	(57,464)	(60,679)
Less: non–financial assets	50,688	53,126	56,436	60,071	63,382
Accumulated surplus	6,847	6,230	1,630	2,607	2,703

Net liabilities increased by $3,215 million in 2022/23. Liabilities include deferred revenue of $15,005 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

In the year, the financial measure of net liabilities has increased less than the increase in investments in infrastructure, resulting in an increase in accumulated surplus. The accumulated surplus of the province was $2,703 million at the end of 2022/23, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the relationship between non–financial assets and net liabilities has remained stable.

2018/19 to 2022/23

24	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The trend toward increased net liabilities to GDP reflects the ongoing impacts from the COVID–19 pandemic and disaster response, while the ratio returned to a more normal level in 2022/23. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

2018/19 to 2022/23

Surplus (Deficit) to GDP

The annual surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending. Results in the negative range of the chart reflect government spending on initial pandemic response and recovery programs.

2018/19 to 2022/23

PROVINCE OF BRITISH COLUMBIA	25
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Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2018/19 Actual	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual
	$	$	$	$	$
Gross debt	65,864	71,516	86,257	89,774	88,896
Less: sinking fund assets	(752)	(692)	(492)	(510)	(521)
Third party guarantees and non–guaranteed debt	850	1,337	1,335	1,402	1,523
Foreign exchange adjustments					(472)
Total provincial debt	65,962	72,161	87,100	90,666	89,426

When reporting to rating agencies, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $530 million higher than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2023 exchange rates and including guaranteed debt and the debt of self–supported Crown corporations.

Total provincial debt decreased by $1,240 million in 2022/23 due to less borrowing required as a result of improved operating results. Taxpayer–supported debt decreased by $2,407 million, including decreases for government direct operating debt of $7,233 million and education sector of $695 million. These were partly offset by increases for BC Transportation Financing Authority of $4,377 million, the health sector by $207 million, and other taxpayer–supported corporations and agencies by $937 million. The debt of self–supported Crown corporations and agencies increased $1,167 million for investments in power projects.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. A decreasing ratio means that debt is growing slower than the growth of the economy as measured by GDP.

At the end of 2022/23, taxpayer–supported debt to GDP was 15.4%, which was lower than the budgeted 20.0%, returning to a stable trend after the impacts of COVID–19 in 2020/21.

2018/19 to 2022/23

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Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong credit rating with all three credit rating agencies. In 2022/23, Moody’s Investors Service Inc. gave the province a Aaa credit rating (2022: Aaa); Standard and Poor’s gave the province a AA credit rating (2022: AA+); and Dominion Bond Rating Service gave the province a AA(high) credit rating (2022: AA(high)).

Credit Ratings March 31, 2023

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AA	AA (high)
Alberta	Aa2	A+	AA (low)
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	A+	AA (low)
Quebec	Aa2	AA–	AA (low)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	AA–	A(high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A (low)
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 139–152.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of provincial revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has remained stable over the last five years. In 2022/23, the province spent 2.5 cents of each revenue dollar on interest on the provincial taxpayer–supported debt.

2018/19 to 2022/23

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Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non–hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2022/23, the province had the equivalent of CAD $307 million in non–hedged debt.

2018/19 to 2022/23

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Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by 3.6% in the 2022 calendar year, tied with Ontario for fourth highest among provinces, following a gain of 6.2% in 2021 according to preliminary GDP by industry data from Statistics Canada. The estimated 3.6% advancement for British Columbia in 2022 is an improvement compared to the government’s Budget 2023 estimate of 2.8% growth.

Real Gross Domestic Product in Calendar Year 2022

Both Service–producing industries and goods–producing industries experienced growth in 2022.

Service–producing industries saw 3.7% growth in 2022, with most sectors experiencing gains, except for wholesale trade (down 2.0%), retail trade (down 1.5%) and management of companies and enterprises sector (down 21.3%). Output in the transportation and warehousing (up 10.2%), accommodation and food services (up 19.6%), professional, scientific and technical services (up 5.6%), and healthcare and social assistance (up 3.8%) sectors were the main drivers of the increase. Service–producing sectors experienced a lift from the removal of remaining COVID–19 related restrictions in 2022, but several industries are still below 2019 GDP levels, such as accommodation and food services; transportation and warehousing; and arts, entertainment and recreation.

B.C.’s goods–producing industries grew by 3.3% in 2022, following growth of 5.7% in the previous year. Output in the construction industry provided the largest contribution of all sectors to growth in 2022 increasing by 5.8% compared to 2021. Increases were also observed in the manufacturing (up 3.1%), utilities (up 4.4%) and the mining, quarrying and oil and gas extraction sectors (up 1.7%). Meanwhile, the agriculture, forestry, fishing and hunting sector declined by 4.2% compared to 2021 and remained below pre–pandemic levels.

Provincial Comparison

Unemployment Rate

British Columbia’s annual unemployment rate was 4.6% in 2022, down from 6.6% in 2021, and was near record lows throughout most of the year. The unemployment rate in B.C. in 2022 was lower than the national unemployment rate of 5.3%. The average level of employment in B.C. increased by 3.2% in 2022, following a gain of 6.2% in 2021.

2018 to 2022

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Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

●	assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;
●	the outcome of litigation, arbitration, and negotiations with third parties;
●	potential changes to federal transfer allocations, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;
●	utilization rates for government services such as health care, children and family services, and income assistance;
●	exposure to interest rate fluctuations, foreign exchange rates and credit risk; and
●	changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus (deficit):

Key Fiscal Sensitivities
Variable	Increase Of	Annual Fiscal Impact ($ millions)
Nominal GDP	1%	$200 to $300
Lumber prices (US$/thousand board feet)	$50	$100 to $150[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$130 to $150[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rates	1 percentage point	($186)
Debt	$500 million	($19) to ($20)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, and the forecasts of Crown corporations, school districts, universities, colleges, institutes, and health organizations (SUCH sector). The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 73 of the Notes to the Consolidated Summary Financial Statements.

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PUBLIC ACCOUNTS 2022/23

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Consolidated

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2023

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

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PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Statement of Responsibility
for the Summary Financial Statements
of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Katrine Conroy
KATRINE CONROY
Chair, Treasury Board

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PUBLIC ACCOUNTS 2022/23

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Independent Auditor’s Report

To the Legislative Assembly of the Province of British Columbia:

Qualified Opinion

I have audited the Summary Financial Statements of the Government of the Province of British Columbia (“government”) using my staff and resources. The Engagement Leader, Molly Pearce, CPA, CA is responsible for this audit and its performance. The Summary Financial Statements of government comprise the consolidated statement of financial position as at March 31, 2023, and the consolidated statements of operations, change in net liabilities, remeasurement gains and losses and cash flows for the year then ended, and notes to the Summary Financial Statements including a summary of significant accounting policies.

In my opinion, except for the effects of the matters described in the basis for qualified opinion section of my report, the Summary Financial Statements present fairly, in all material respects, the financial position of government as at March 31, 2023, and the results of its operations, change in its net liabilities, remeasurement gains and losses, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Summary Financial Statements section of my report. I am independent of government in accordance with the ethical requirements that are relevant to my audit of the Summary Financial Statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Deferral of Revenues

Government’s accounting treatment for funds received from other governments, and for externally restricted funds received from non-government sources, is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian public sector accounting standards, government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such government’s method of accounting for those contributions represents a departure from Canadian public sector accounting standards.

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had government made an adjustment to correct for this departure in the current year, the liability for deferred revenue as at March 31, 2023 would have been lower by $6.97 billion, contribution revenue, surplus for the year, and accumulated surplus would have been higher by $6.97 billion, and net liabilities would have been lower by $6.97 billion.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Incomplete Contractual Obligations Disclosure

Under Canadian public sector accounting standards, contractual obligations that commit government to make certain expenditures, for a considerable period into the future, are required to be disclosed so that financial statement users understand the nature and extent to which government’s resources are already committed to meet its future obligations. The Summary Financial Statements do not provide the required disclosures in relation to certain contracts, such as many contracts below the $50 million threshold noted in Note 28 – Contingent Liabilities and Contractual Obligations as well as larger contracts such as the obligation to the BC First Nations Gaming Revenue Sharing Limited Partnership (see following qualification). In my opinion, this represents a departure from Canadian public sector accounting standards. The following table, derived from historical information and management’s records, sets out the estimated effect of this departure on Note 28 – Contingent Liabilities and Contractual Obligations.

Understatement of Contractual Obligations	In Millions
						2029
						and
	2024	2025	2026	2027	2028	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies	987	604	455	427	384	2,070	4,927

BC First Nations Gaming Revenue Sharing Agreement Accounting Treatment

On October 31, 2019, amendments to the Gaming Control Act (the Act) added Division 4 – First Nations Revenue Sharing. On September 16, 2020, the Province of British Columbia entered into the Long-Term BC First Nations Gaming Revenue Sharing and Financial Agreement (the Agreement) which sets out the administrative mechanism for implementing the amendments to the Act. Both the amendments and the Agreement set out the direction to pay 7% of the net income of British Columbia Lottery Corporation (BCLC) to the BC First Nations Gaming Revenue Sharing Limited Partnership (the Partnership) each year for 23 years commencing in 2022.

Under Canadian public sector accounting standards, this arrangement should be accounted for on a gross basis, whereby, the net income of BCLC should be included in the revenue of government and the transfer of 7% of the BCLC net income made to the Partnership should be recorded as a government transfer expense. Note disclosures associated with this transaction should reflect this accounting treatment. Government’s Summary Financial Statements have accounted for this transaction on a net basis. As a result, neither the revenues nor the expenses have been reflected on the statement of operations. Note 39 – Dedicated Revenues describes the transaction as a “flow-through” arrangement. In my opinion, government’s method of accounting for the Agreement, and the disclosure in Note 39 – Dedicated Revenues, represents a departure from Canadian public sector accounting standards.

The effect of this departure is an understatement of both revenues and expenses on the statement of operations in the current year of $113.6 million, and an inaccurate characterization of this transaction as a “flow-through” arrangement in Note 39. Additionally, the Agreement represents a contractual obligation that should be included in Note 28 – Contingent Liabilities and Contractual Obligations (see previous qualification).

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Key Audit Matters

Key audit matters are those that, in my professional judgment, were of most significance in my audit of the Summary Financial Statements of the current period. These matters were addressed in the context of my audit of the Summary Financial Statements as a whole and in forming my opinion thereon and I do not provide a separate opinion on these matters. In addition to the matters described in the basis for qualified opinion section, I have determined the matters described below to be the key audit matters to be communicated in my report.

Estimate of Personal and Corporate Income Taxation Revenue

Personal and corporate income tax are two of government’s largest tax revenue streams, estimated at more than $17.3 billion and $9.2 billion respectively, for fiscal 2023. These two revenue streams are included in Note 29 – Taxation Revenue with further information included in Note 2 - Measurement Uncertainty.

Personal and corporate income tax revenue in a fiscal year is derived from management’s estimate of income tax for two separate calendar years. For the fiscal year ending March 31, 2023, government records nine months of revenue for calendar year 2022 and three months of revenue for calendar year 2023. However, the tax assessments for the 2022 calendar year will not be finalized until many months later, and the 2023 tax assessments won’t be available until one year later. This means precise income tax revenue figures cannot be determined until at least 21 months after the fiscal year-end date. As a result, government is required to estimate these revenues based on the best information available at the time of reporting. For the current year, this included ensuring the estimates incorporated information received in the most recent tax sharing statements received in late July. Both the estimates are complex and include several inputs and assumptions and as a result have collectively been identified as a key audit matter.

Audit work to address this key audit matter included assessing the appropriateness of the methods used to make the estimates and performing a retrospective review to evaluate the accuracy of the models used. Audit work was also performed work to ensure the underlying data supporting management’s estimates is correct, testing the accuracy of management’s calculations supporting the estimates and developing range estimates to assess management’s estimates against. Audit procedures also included a review of the estimates for indications of management bias, an evaluation of the quality of the measurement uncertainty disclosure in the Summary Financial Statements and obtaining written representations from management related to estimates.

An auditor’s specialist was engaged to assist with the audit of these complex estimates.

Financial Instruments and Related Standards

Effective for the current year, government adopted a suite of public sector accounting standards related to financial instruments. These standards include PS3450: Financial Instruments, PS3041: Portfolio Investments, PS2601: Foreign Currency Translation, and PS1201: Financial Statement Presentation. As described in Note 1(d), government’s financial instruments include cash, receivables, investments, payables and debt, as well as derivative instruments such as cross-currency swaps, interest rate swaps, and forward foreign exchange contracts. Government has over $90 billion in long-term debt. Government hedges the risks that arise related to their debt borrowing using the aforementioned derivative instruments. Financial instruments can be difficult to measure and can expose government to risks. These standards are designed to provide financial statement users with information about how the instruments were measured, and the extent to which government is exposed to risks arising from the financial instruments it holds.

These accounting standards require government to present a new statement called the statement of remeasurement gains and losses, which is designed to show gains and losses associated with changes in the value of financial instruments from one period to the next, along with any changes resulting from financial instrument transactions that occurred during the period. These standards also require government to include key disclosures relating to its financial instruments, such as the fair value for government’s $7.5 billion investments, distinguishing between three categories of measurement to help financial statement users understand the level of subjectivity associated with their measurement. Furthermore, government is required to make certain disclosures related to the risk exposure associated with their use of financial instruments, including disclosures relating to liquidity risk, interest rate risk, foreign exchange risk, credit risk and other market risks. The valuation of financial instruments is complex and involves significant judgments and estimates, and there are extensive disclosure requirements on the risks associated with government’s use of these instruments. As a result, the adoption of these standards has been identified as a key audit matter.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Audit work to address this key audit matter included assessing government’s accounting policy for compliance with these standards, evaluating the completeness of the scoped in financial instruments, assessing the appropriateness of government’s methodology, data, and assumptions to value derivative financial instruments, assessing significant contracts for embedded derivatives, reviewing documents to assess the appropriateness of the new statement of remeasurement gains and losses, and evaluating the presentation and disclosure of financial instruments in accordance with the requirements of Canadian public sector accounting standards.

An auditor’s specialist was engaged to assist with the audit of fair values of the derivative financial instruments.

Valuation of Plan Assets and Pension Benefits for Pension Plans

Government participates in four jointly trusteed pension plans that include a joint defined benefit component for most British Columbia public servants. The estimated plan assets and accrued benefit obligations of these plans both exceed $89 billion.

Pension plan accounting values plan assets at market-related value for funded plans. Market-related value is derived from the fair value of plan assets reported in the pension plan financial statements. When observable market data is not available for investments, estimates of fair value are required. Fair value estimates require significant management judgment.

Government relies on a third-party actuarial specialist to estimate the accrued benefit obligation and other information for financial statement note disclosures. These calculations rely on management’s assumptions for significant economic and demographic assumptions.

Valuing pension benefits is a complex area requiring significant judgement and estimates. Given the magnitude of the accrued benefit obligation, small changes to the long-term assumptions can have a material impact on the liability, or asset, and expenses. As a result, pension plan accounting has been identified as a key audit matter.

Audit work to address this key audit matter included performing procedures to rely on the pension plan auditor’s reports for the plan assets used in the estimates, as well as their work over the data provided by management to the actuary for making the estimate. Audit work also included assessing the qualifications of management’s actuarial expert, gaining an understanding of the assumptions and methods used by the actuary in determining the accrued benefit obligation for pension benefits, obtaining the actuarial report, audited pension plan financial statements and other supporting documentation to test management’s assumptions, calculations and journal entries for pension accounting and evaluating the presentation and disclosure of pension plans in accordance with the requirements of Canadian public sector accounting standards.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Asset Retirement Obligations

Effective for the current year, government adopted the new public sector accounting standard PS3280: Asset Retirement Obligations. This new standard requires government to record a liability for obligations related to the retirement of assets. It defines which retirement activities should be accrued for, establishes when to recognize the liability, how to measure asset retirement obligations, and provides requirements for financial statement presentation and disclosure. As at March 31, 2023, government recorded $1.87 billion in asset retirement obligations, with $1.7 billion reported for the prior year which has been restated.

The Summary Financial Statements provide information about the impact of the implementation of this new standard in Note 1(e) changes in accounting policy – Adoption of Public Sector Accounting Standards PS 3280, Asset Retirement Obligations. Further information is included in note 1(d) significant accounting policies – Asset Retirement Obligations, Note 12 - Accounts Payable and Accrued Liabilities and Note 36 - Asset Retirement Obligations.

The adoption of this standard required government to identify tangible capital assets with retirement activities meeting the definition of an asset retirement obligation, estimate the cost to complete retirement activities, and determine when retirement activities will occur. This process was complex and required significant judgment and assumptions and as a result, has been identified as a key audit matter.

Audit work to address this key audit matter included assessing government’s accounting policy for asset retirement obligations, evaluating the completeness and accuracy of identified tangible capital assets with qualifying retirement activities, assessing the appropriateness of government’s methodology, data, and assumptions to estimate the cost of retirement activities, and evaluating the presentation and disclosure of asset retirement obligations in accordance with the requirements of Canadian public sector accounting standards. This also included assessing the qualifications and work of government’s experts engaged to assist in the estimation process.

Other accompanying information

Government is responsible for the information they report in the annual Public Accounts. My opinion on the Summary Financial Statements does not cover other information included in the annual Public Accounts that accompanies the Summary Financial Statements and, except for my independent auditor’s report on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the Summary Financial Statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Summary Financial Statements, or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report.

As described in the basis for qualified opinion section above, I believe there are material misstatements in government’s accounting for deferral of revenues. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the annual report affected by this departure from Canadian public sector accounting standards.

Responsibilities of Treasury Board for the Summary Financial Statements

The Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies. The Comptroller General of British Columbia (comptroller general) is responsible for the preparation and fair presentation of the Summary Financial Statements in accordance with the Budget Transparency and Accountability Act, and for such internal control as the comptroller general determines is necessary to enable the preparation of the Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

In preparing the Summary Financial Statements, the comptroller general is responsible for assessing government’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when government will continue its operations for the foreseeable future.

Auditor’s responsibilities for the audit of the Summary Financial Statements

My objectives are to obtain reasonable assurance about whether the Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion in accordance with generally accepted accounting principles, being public sector accounting standards for senior governments in Canada. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Summary Financial Statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

●	Identify and assess the risks of material misstatement of the Summary Financial Statements, whether due to fraud or error; design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of government’s internal control.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the comptroller general.
●	Conclude on the appropriateness of the comptroller general’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on government’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the Summary Financial Statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause government to cease to continue as a going concern.
●	Evaluate the overall presentation, structure and content of the Summary Financial Statements, including the disclosures, and whether the Summary Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation.

The audit of the Summary Financial Statements is a group audit engagement. As such I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the Summary Financial Statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence, and communicated with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

/s/ Michael A. Pickup

Michael A. Pickup, FCPA, FCA

Auditor General of British Columbia

Victoria, British Columbia, Canada

August 22, 2023

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

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PROVINCE OF BRITISH COLUMBIA	43
PUBLIC ACCOUNTS 2022/23

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2023

		In Millions
	Note	2023	2022
			as restated
		$	$
Financial Assets
Cash and cash equivalents		7,833	6,827
Temporary investments		414	315
Accounts receivable	3	7,396	6,779
Inventories for resale	4	103	74
Due from other governments	5	1,360	1,778
Due from self–supported Crown corporations and agencies	6	421	331
Equity in self–supported Crown corporations and agencies	7	12,634	12,223
Loans, advances and mortgages receivable	8	4,763	4,199
Other investments	9	4,371	3,944
Sinking fund investments	10	521	510
Derivative financial instruments	20	663
Loans for purchase of assets, recoverable from agencies	11	28,145	27,218
		68,624	64,198
Liabilities
Accounts payable and accrued liabilities	12	17,386	14,060
Employee future benefits	13	3,234	3,075
Due to other governments	14	3,108	673
Due to Crown corporations, agencies and trust funds	15	643	701
Deferred revenue	16	15,005	13,379
Taxpayer supported debt	18	60,564	62,565
Self–supported debt	19	28,332	27,209
Derivative financial instruments	20	1,031
		129,303	121,662
Net assets (liabilities)	21	(60,679)	(57,464)

Non–financial Assets
Tangible capital assets	22	59,811	56,133
Restricted assets	23	2,224	2,147
Prepaid program costs	24	1,104	1,347
Other assets	25	243	444
		63,382	60,071
Accumulated surplus (deficit)	26	2,703	2,607

Measurement uncertainty	2
Employee pension plans	17
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Carl Fischer
CARL FISCHER
Comptroller General

44	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2023

	In Millions
	2023		2022
	Estimates		Actual
	(Note 34)	Actual	as restated
	$	$	$
Revenue
Taxation (Note 29)	40,070	49,025	40,717
Contributions from the federal government	11,340	12,526	11,980
Fees and licenses	4,886	4,928	4,584
Miscellaneous	3,807	4,445	3,910
Net earnings of self–supported Crown corporations and agencies (Note 7)	3,764	3,098	5,424
Natural resources (Note 30)	3,387	6,198	4,471
Investment income	1,298	1,316	1,306
	68,552	81,536	72,392
Expense (Note 31)
Health	27,685	30,322	27,591
Education	16,673	16,991	15,801
Social services	7,916	9,652	7,268
Other	7,484	5,736	3,082
Natural resources and economic development	3,748	6,284	5,213
Interest	2,926	2,719	2,742
Protection of persons and property	2,479	3,483	2,937
Transportation	2,454	3,319	4,453
General government	1,648	2,326	2,040
	73,013	80,832	71,127
Surplus (deficit) for the year before forecast allowance	(4,461)	704	1,265
Forecast allowance	(1,000)
Surplus (deficit) for the year	(5,461)	704	1,265

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		2,201	946
Net remeasurement gains and (losses)		(202)	396
Accumulated surplus (deficit)—end of year		2,703	2,607

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	45
PUBLIC ACCOUNTS 2022/23

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2023

	In Millions
	2023		2022
			Actual
	Estimates[1]	Actual	as restated
	$	$	$
Surplus (deficit) for the year	(5,461)	704	1,265
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(9,279)	(6,755)	(6,020)
(Gain) or loss on sale of tangible capital assets	(22)	(40)	(18)
Amortization of tangible capital assets	2,815	2,926	2,681
Disposals and valuation adjustments	20	191	74
	(6,466)	(3,678)	(3,283)
Effect of change in:
Restricted assets	(66)	(77)	(144)
Prepaid program costs	(6)	243	(83)
Other assets	1	201	(126)
	(71)	367	(353)
Effect of self–supported Crown corporations’ and agencies’ other comprehensive income	10	231	(287)
Effect of net remeasurement gains and (losses)		(829)
Effect of change in other investments[2]		(10)
(Increase) in net liabilities	(11,988)	(3,215)	(2,658)
Net (liabilities)—beginning of year	(57,623)	(57,464)	(54,806)
Net (liabilities)—end of year (Note 21)	(69,611)	(60,679)	(57,464)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1The estimates amounts are from page 178 of the Budget and Fiscal Plan 2022/23–2024/25.

2Due to adoption of the financial instruments accounting standard during fiscal 2023.

46	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Summary Financial Statements

Consolidated Statement of Remeasurement Gains and Losses

for the Fiscal Year Ended March 31, 2023

	In Millions
	2023	2022
	$	$
Accumulated remeasurement gains (losses) – beginning of year, before other comprehensive income	0	0
Adjustments for adoption of the financial instruments–related standards:
Foreign exchange	120
Derivatives	144
Portfolio investments[1]	128
Total adjusted accumulated remeasurement gains (losses) – beginning of year	392	0
Changes in unrealized gains (losses) attributable to:
Foreign exchange	(1,125)
Derivatives	286
Portfolio investments	(47)
Total changes in unrealized gains (losses)	(886)	0
Amounts reclassified to the statement of operations:
Foreign exchange	533
Derivatives	(798)
Portfolio investments	(70)
Total reclassified to the statement of operations	(335)	0
Total remeasurement gains (losses) attributable to:
Foreign exchange	(472)
Derivatives	(368)
Portfolio investments	11
Remeasurement gains and (losses), before other comprehensive income from self–supported Crown corporations and agencies	(829)	0
Accumulated other comprehensive income from self–supported Crown corporations and agencies – beginning of the year	396	683
Other comprehensive income from self–supported Crown corporations and agencies	231	(287)
Accumulated other comprehensive income from self–supported Crown corporations and agencies	627	396
Accumulated remeasurement gains (losses) – end of year	(202)	396

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1Portfolio investments include equities, bonds and certain other investments designated to the fair value measurement category.

PROVINCE OF BRITISH COLUMBIA	47
PUBLIC ACCOUNTS 2022/23

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2023

	In Millions
	2023			2022
	Receipts	Disbursements	Net	Net as restated
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			704	1,265
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			2,926	2,681
Amortization of public debt deferred revenue and deferred charges			40	(57)
Concessionary loan adjustments increase			10	5
(Gain) or loss on sale of tangible capital assets			(40)	(18)
Valuation adjustment			305	118
Net earnings of self–supported Crown corporations and agencies			(3,098)	(5,424)
Temporary investments (increase) decrease			(99)	82
Accounts receivable (increase)			(705)	(892)
Due from other governments decrease (increase)			418	(67)
Due from self–supported Crown corporations and agencies (increase)			(90)	(49)
Accounts payable and accrued liabilities increase			3,326	3,526
Employee future benefits increase			159	210
Due to other governments increase			2,435	50
Due to Crown corporations, agencies and funds (decrease)			(58)	(9)
Employee pension plan (decrease)				(1)
Items applicable to future operations increase			1,875	925
Dividends from self–supported Crown corporations and agencies			2,919	2,546
Cash derived from operations			11,027	4,891

Capital Transactions
Tangible capital assets dispositions (acquisitions)	183	(6,755)	(6,572)	(5,955)
Cash (used for) capital	183	(6,755)	(6,572)	(5,955)

Investment Transactions
Investment in self–supported Crown corporations and agencies		(1)	(1)
Loans, advances and mortgages receivable (issues)	256	(872)	(616)	(187)
Other investments—net (increase)		(414)	(414)	(601)
Restricted assets—net (increase)		(77)	(77)	(144)
Sinking fund investments—net (increase)	23	(44)	(21)	(30)
Cash (used for) investments	279	(1,408)	(1,129)	(962)
Sub–total cash excess (requirements)			3,326	(2,026)

48	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2023

	In Millions
	2023			2022
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash excess (requirements) carried forward from previous page			3,326	(2,026)

Financing Transactions[2]
Public debt (decreases) increases	24,844	(26,166)	(1,322)	3,598
(Used for) purchase of assets, recoverable from agencies	9,224	(10,222)	(998)	(908)
Cash (used for) derived from financing	34,068	(36,388)	(2,320)	2,690
Increase in cash and cash equivalents			1,006	664
Cash and cash equivalents—beginning of year			6,827	6,163
Cash and cash equivalents—end of year			7,833	6,827

Cash and cash equivalents are made up of:
Cash			7,059	5,843
Cash equivalents			774	984
			7,833	6,827

1Interest received during the year was $1,304 million (2022: $1,302 million). Interest paid during the year was $2,696 million (2022: $2,725 million). Interest received includes interest income from the Statement of Operations in the amount of $1,316 million (2022: $1,306 million) plus the change in accrued interest receivable in the amount of $(12) million (2022: $(4) million). Interest paid includes interest expense from the Statement of Operations in the amount of $2,719 million (2022: $2,742 million) plus the change in accrued interest payable in the amount of $(23) million (2022: $(17) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	49

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023

1.	Significant Accounting Policies

(a)	BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b)	REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 93 – 95. Trusts administered by government or government organizations are excluded from the reporting entity.

(c)	PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii)  Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv)  Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 153.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of all school districts (June 30).

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 96 – 103. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

50	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

1.	Significant Accounting Policies—Continued

(d)	SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals with a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a pro-ration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Taxes payable by the province in the normal course of operations are reported on the gross basis, as are the related expenses.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	51

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

1.	Significant Accounting Policies—Continued

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, realized foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 154. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Financial Instruments

Financial instruments include primary instruments, such as cash, receivables, investments, payables, and debt, and derivative instruments such as interest rate swaps and currency swaps. Derivatives, portfolio investments in equities and bonds quoted in an active market, and certain other investments are measured at fair value. All other financial assets and liabilities are measured at cost or amortized cost. A government classifies fair value measurements using a hierarchy with the following levels:

Level 1: quoted prices in active markets for identical assets or liabilities

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability

Level 3: inputs that are not based on observable market data.

Derivatives are measured using internal models developed from observable market data (Level 2), portfolio investments are measured using quoted prices (Level 1), and certain other investments are measured with inputs not based on observable market data (Level 3). Unrealized gains and losses from changes in the fair value of financial instruments are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Upon settlement, cumulative gains or losses are reclassified to the Consolidated Statement of Operations.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges, derivative financial instruments, or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

52	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

1.	Significant Accounting Policies—Continued

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over varying terms. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Investments in equities and bonds quoted in an active market and certain other investments are recorded at fair value. Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments in marketable securities are recorded at fair value.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization and valuation adjustments. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, documents, specimens, works of art) has been excluded from the Consolidated Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis), unfunded pension liabilities, and derivative financial instruments. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	53

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

1.	Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt is reported at amortized cost and consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and are adjusted for unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)	Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)	Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized using the effective interest method. Unamortized premium/discount on bonds is amortized over the life of the debt.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. Non–monetary assets and liabilities are translated at historical rates of exchange.

54	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

1.	Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments whose value may vary due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations, and utilizes derivative financial instruments in hedging strategies to mitigate risk. The fair value of derivative financial instruments is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where there is a legal obligation to retire a tangible capital asset and a reasonable estimate of the fair value of the obligation can be determined. For assets that are not fully amortized, the associated retirement costs are capitalized as part of the carrying value and amortized over the underlying assets’ useful lives. Costs relating to obligations for fully amortized assets or assets no longer in productive use are expensed.

(e)	CHANGES IN ACCOUNTING POLICY

Adoption of Public Sector Accounting Standards PS 1201, financial statement presentation; PS 2601, foreign currency translation; PS 3041, portfolio investments; and PS 3450, financial instruments

The province adopted these standards prospectively, beginning in this fiscal year. First–time effects of this change include an increase in financial assets of $11 million from portfolio investments adjusted to fair value, an increase to foreign currency–denominated debt of $472 million, and recognition of derivative financial instruments liabilities of $368 million, resulting in net remeasurement losses of $829 million before other comprehensive income from self–supported Crowns corporations and agencies.

Adoption of Public Sector Accounting Standards PS 3280, asset retirement obligations

The province adopted this standard on a modified retroactive basis with restatement, beginning in this fiscal year. The effects of this change include an increase in liabilities of $1,826 million (2022: $1,680 million), an increase in non–financial assets of $131 million (2022: $132 million), a decrease in accumulated surplus (deficit)–beginning of year of $1,548 million (2022: $1,507 million), and an increase in expense of $147 million (2022: $41 million).

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	55

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

2.	Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, liabilities for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investments and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean–up disclosure is included in Note 28.

A provision for asset retirement obligations is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty due to the long–term nature of these liabilities and often indeterminate settlement dates. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Asset retirement obligation disclosure is included in Note 36.

The amount of personal income tax attributable to the year can change as a result of changes in the underlying revenue assumptions, such as household income growth and tax base growth, and as a result of tax assessments and reassessments. The amount of corporate income tax attributable to the tax year can change as a result of tax assessments and reassessments in subsequent years. Tax transfer expenses related to refundable tax credits attributable to the year are also impacted by both personal income tax and corporate income tax assessments and reassessments. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. The amount of variability cannot be reasonably determined at this time.

56	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

2.	Measurement Uncertainty—Continued

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	166	141	216	(25)	50
Crime Victim Assistance Program	223	190	225	(33)	2
Silviculture Liability	200	180	220	(20)	20
Employee Leave Entitlements	464	450	481	(14)	17
Long–Term Disability Special Account	515	489	541	(26)	26
Variability arises from uncertainty of the outcomes or the use of estimates.

Revenue
Taxation
Personal Income Tax	17,268	16,868	18,068	(400)	800
Employer Health Tax	2,720	2,584	2,856	(136)	136
Speculation and Vacancy Tax	52	44	60	(8)	8
Provincial Sales Tax Rebate	100	95	106	(5)	6
Natural Resources
Logging Tax	403	222	584	(181)	181
Mineral and Mining Tax	817	749	1,001	(68)	184
Contributions from the Federal Government
Canada Health Transfer payments[2]	6,176	6,131	6,221	(45)	45
Canada Social Transfer payments[2]	2,177	2,161	2,193	(16)	16

Expense (Note 31)
Government Transfers
Tax Transfers	3,919	3,719	4,119	(200)	200
Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	57

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

3.	Accounts Receivable

	In Millions
	2023	2022
	$	$
Accounts receivable	4,340	4,049
Taxes receivable	3,453	3,169
Accrued interest	373	361
	8,166	7,579
Provision for doubtful accounts	(770)	(800)
	7,396	6,779

4.	Inventories for Resale

	In Millions
	2023	2022
	$	$
Properties	40	13
Miscellaneous	63	61
	103	74

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $123 million (2022: $113 million) including the effect of write–downs of $1 million (2022: $1 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5.	Due from Other Governments

	In Millions
	2023	2022
	$	$
Government of Canada:
Current	1,272	1,692
Provincial governments:
Current	24	24
Local governments:[1]
Current	60	58
Long–term	4	4
	1,360	1,778

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

58	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

6.	Due from Self–supported Crown Corporations and Agencies

	In Millions
	2023	2022
	$	$
British Columbia Lottery Corporation	177	168
British Columbia Liquor Distribution Branch	71	43
UBC Properties Investments Ltd.	54	49
Columbia Power Corporation	47	47
British Columbia Hydro and Power Authority	44	13
SFU Community Trust	18
Vancouver Island Technology Park Trust	7	7
Heritage Realty Properties Ltd.	3	4
	421	331

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 104 – 105 for details.

7.	Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2023				2022
	Investments	Unremitted Earnings	Other Comprehensive Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	7,328	(58)	7,290	6,980
Insurance Corporation of British Columbia		3,151	603	3,754	3,709
Columbia Power Corporation	26	186		212	197
British Columbia Lottery Corporation		(17)	88	71	32
	46	10,648	633	11,327	10,918

Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	941	24		965	966
British Columbia Railway Company[3]	107	130	(6)	231	238
Great Northern Way Campus Trust[4]	72	(19)		53	55
UBC Properties Investments Ltd.		45		45	33
SFU Community Trust		13		13	8
Vancouver Island Technology Park Trust[5]	1	(5)		(4)	1
Miscellaneous	1	3		4	4
	1,122	191	(6)	1,307	1,305
	1,168	10,839	627	12,634	12,223

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	59

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

7.	Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2023				2022
	Investments	Unremitted Earnings	Other Comprehensive Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported Crown Corporations and Agencies
Balance–beginning of year	46	10,470	402	10,918	8,309
Increase (decrease) in other comprehensive income			231	231	(286)
Net earnings of self–supported Crown corporations and agencies		3,008		3,008	5,342
Dividends		(2,576)		(2,576)	(2,230)
Adjustments to dividends		(254)		(254)	(217)
Balance—end of year	46	10,648	633	11,327	10,918

Self–Supported Subsidiaries[1]
Balance–beginning of year	1,121	190	(6)	1,305	1,323
Increase (decrease) in investment	1			1
Increase (decrease) in other comprehensive income					(1)
Net earnings of self–supported Crown corporations and agencies		90		90	82
Dividends		(106)		(106)	(102)
Transfers (to) from deferred revenue		17		17	3
Balance–end of year	1,122	191	(6)	1,307	1,305
	1,168	10,839	627	12,634	12,223

1Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5A subsidiary of the University of Victoria.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 104 – 107 for details.

60	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

8.	Loans, Advances and Mortgages Receivable

	In Millions
	2023	2022
	$	$
Loans and Advances
Land tax deferment loans	1,900	1,669
Construction loans to social housing projects	1,222	927
BC student loans	1,120	1,094
Note receivable	618	610
Miscellaneous	211	189
	5,071	4,489
Provision for doubtful accounts	(324)	(303)
	4,747	4,186

Mortgages Receivable
Reconstruction Program	17	18
Provision for doubtful accounts	(1)	(5)
	16	13
	4,763	4,199

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The BC Student Loan Program provides funding in the form of interest–free repayable loans to students for post secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The note receivable is due to a sale of property by Providence Health Care Society.

Miscellaneous loans include housing and other loans receivable issued by The University of British Columbia of $48 million (2022: $42 million) in accordance with the University’s Housing Action Plan, bearing interest of nil or at the Canada Revenue Agency’s prescribed interest rate, with maturities up to 30 years, commercial loans of $33 million (2022: $25 million) issued by Columbia Basin Trust bearing interest of 3.65% to 10.20% maturing by 2048 and loans of $19 million (2022: $20 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 8.70% maturing by 2030.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	61

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

8.	Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9.	Other Investments

	In Millions
	2023	2022
	$	$
Pooled investment portfolios	2,804	2,622
Equity investments	637	459
Municipal, corporate and other bonds	133	132
British Columbia Ferry Services Inc.	75	75
Provincial government bonds	70	86
Government of Canada bonds	17	7
Commercial loans and investments	14	11
Miscellaneous	621	552
	4,371	3,944

Investments in equities and bonds traded on active markets and certain other investments are recognized at fair market value.1 All other investments are recognized at cost.

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $2,811 million (2022: $2,748 million).

Equity investments have a historical cost of $417 million. They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a historical cost of $138 million with yields ranging from 1.09% to 7.96%. Maturity dates range from April 4, 2023 to May 26, 2082.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Provincial bonds of various provinces have a historical cost of $77 million with yields ranging from 0.00% to 7.60%. Maturity dates range from April 17, 2024 to December 2, 2051.

Government of Canada bonds have a historical cost of $17 million with yields ranging from 0.25% to 5.75%. Maturity dates range from June 15, 2024 to December 1, 2064.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $14 million (2022: $11 million) investment in power developments and other investments.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $621 million (2022: $676 million).

1The fair market value recognition of investments began in fiscal 2023. In fiscal 2022 all investments were recognized at cost.

62	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

10.	Sinking Fund Investments

	In Millions
	2023	2022
	$	$
Sinking fund investments related to taxpayer–supported debt	219	230
Sinking fund investments related to self–supported debt	302	280
	521	510

	In Millions
	2023	2022
	$	$
Provincial government bonds	515	490
Pooled investment portfolios	1	15
Local government bonds	5	5
	521	510

Provincial bonds of various provinces have a historical cost of $532 million, with yields ranging from 3.43% to 4.94%. Maturity dates range from April 17, 2023 to June 18, 2050.

Pooled investment portfolios have a historical cost of $1 million. These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short–term unitized funds that hold money market instruments.

Local government bonds have a historical cost of $5 million, with yields of 4.49%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia.

Sinking fund investments related to self–supported debt include Province of British Columbia bonds with a carrying value of $104 million (2022: $103 million).

Sinking fund investments are recorded at fair market value1.

1The fair market value recognition of investments began in fiscal 2023. In fiscal 2022 all investments were recognized at cost.

11.	Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2023	2022
	$	$
British Columbia Hydro and Power Authority	26,796	25,850
Columbia Basin Trust joint ventures[1]	945	958
Columbia Power Corporation	261	266
British Columbia Lottery Corporation	140	140
Improvement districts	3	4
	28,145	27,218

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	63

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

12.	Accounts Payable and Accrued Liabilities

	In Millions
	2023	2022
	$	$
Accounts payable	9,672	7,676
Other accrued estimated liabilities[1]	5,090	3,936
Asset retirement obligations[2]	1,870	1,717
Accrued interest on debt	754	731
	17,386	14,060

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

2See Asset Retirement Obligations disclosed in Note 36.

13.	Employee Future Benefits

	In Millions
	2023	2022
	$	$
Vacation, compensatory time off, sick bank	1,493	1,425
Retirement allowance	831	804
Long–term disability	469	420
Post–retirement benefits	222	239
Worker compensation benefits	219	187
	3,234	3,075

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences, and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2023, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $17 million (2022: $22 million). During the year, the amount of benefits paid was $53 million (2022: $67 million).

Amounts recorded in the financial statements relating to long–term disability benefits represents the actuarial estimate for future payments based on claims ongoing at year–end.

Post–retirement benefits include amounts accrued for non–pension retiree and early retirement benefits.

Worker compensation benefits represent the actual premiums and claims costs accruing to WorkSafeBC for the year.

64	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

14.	Due to Other Governments

	In Millions
	2023	2022
	$	$
Government of Canada:
Current	2,760	577
Provincial governments:
Current	17	26
Local governments:[1]
Current	331	70
	3,108	673

1 Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15.	Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2023	2022
	$	$
Columbia Basin Trust joint ventures[1]	619	627
Great Northern Way Campus Trust	9	9
Trust funds	15	65
	643	701

1 Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

16.	Deferred Revenue

	In Millions
	2023	2022
	$	$
Deferred restricted contributions (see table)	11,953	10,342
Unearned lease revenue	1,297	1,265
Tuition	680	603
Motor vehicle licences and permits	308	301
Petroleum, natural gas and minerals, leases and fees	172	249
Water rentals and recording fees	135	124
Derivative debt instruments		64
Miscellaneous	460	431
	15,005	13,379

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	65

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

16. Deferred Revenue—Continued

Petroleum, natural gas and minerals, leases and fees include payments received from external sources to obtain exclusive subsurface tenure rights to explore for, or produce, petroleum and natural gas resources. Revenue is recognized over the average term of the tenures issued, currently estimated at 10 years.

Deferred Restricted Contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

		In Millions
	Revenue Recognition	2023	2022
	(Years)	$	$
Restricted Contributions from the Federal Government
Build Canada fund for highway and transportation infrastructure	3–100	2,141	2,037
Infrastructure and economic diversification	20–50	880	691
Operating contributions for other sectors	1–12	744	589
Emergency response and recovery assistance	1–12	695
Operating contributions for the education sector	1–12	553	560
Strategic infrastructure fund investments in post–secondary institutions	3–40	399	362
Miscellaneous contributions for post–secondary institutions	1–40	72	83
Regional services and facilities in the health sector	3–40	41	20
Miscellaneous contributions for transportation infrastructure	1–40	12	81
Other	1–40	2	83

Restricted Contributions from Municipal Sources
Regional hospital districts for equipment and facilities	3–40	1,345	1,279
Bylaw capital funding for schools	3–40	162	144
Operating contributions for the transportation sector	1–12	94	114
Municipal transportation infrastructure funding	3–77	69	67

Restricted Contributions from Other Sources
Health endowments and other contributions	5–50	2,159	2,038
Education endowments	30	1,685	1,290
Operating contributions for the education sector	1–12	590	587
Operating contributions for the health sector	1–12	71	125
Operating contributions for the other sector	1–12	29	16
Miscellaneous contributions from other sources	5–50	210	176
		11,953	10,342

Impact to revenue for the next five fiscal years and thereafter is estimated to be:

In Millions
$
2024	2,775
2025	864
2026	594
2027	576
2028	1,365
Thereafter	5,779
Total deferred restricted contributions	11,953

66	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

17.	Employee Pension Plans

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the Public Service Pension Plan, the Municipal Pension Plan, the Teachers’ Pension Plan and College Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The Public Service, Municipal, Teachers’ and College pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The BC Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2022/23 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market–related value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions, data and dates:

	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan
Date of actuarial valuation	Mar 31/20	Dec 31/21	Dec 31/20	Aug 31/21
Date of audited financial statements	Mar 31/22	Dec 31/21	Dec 31/21	Aug 31/22
Expected long–term rate of return used as discount rate	6.00%	6.00%	5.75%	6.00%
Expected average remaining service life of employee group	9.9 years	10.5 years	12.1 years	8.7 years
Normal actuarial cost used in extrapolations	15.76%	16.80%	17.24%	17.39%
Basic benefits paid during the plan’s fiscal year (in millions)	$1,244	$2,191	$1,309	$248
Total contribution rate for basic benefits (members and employers)	14.20%	15.08%	16.34%	16.88%
Assumed rate of salary escalation	3.25%	3.25%	3.25%	3.25%
Current benefit accrual rate	1.95%	1.90–2.12%	1.90%	2.00%
Entry–age normal cost rate–basic account	15.26%	15.49%	17.01%	16.83%
Market value of plan net assets at latest financial statement date (in millions)	$31,299	$42,526	$30,521	$5,130

Actuarial assumptions are decisions of the individual pension boards and have been collected from the latest audited financial statements and actuarial valuation of each pension plan. The audited financial statements and actuarial valuations of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	67

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

17.	Employee Pension Plans—Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2023, for the basic pension in each joint trusteed plan is as follows:

	In Millions
	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan	Total
	$	$	$	$	$
Accrued benefit obligation	24,616	35,281	24,429	4,955	89,281
Pension fund assets	28,451	42,444	27,871	5,478	104,244
	(3,835)	(7,163)	(3,442)	(523)	(14,963)
Unamortized actuarial gain (loss)	827	3,594	2,455	168	7,044
Accrued net obligation (asset)	(3,008)	(3,569)	(987)	(355)	(7,919)
Attributable to the province	(1,504)	(1,784)	(494)	(177)	(3,959)
Valuation adjustment	1,504	1,784	494	177	3,959
Province’s reported net obligation	0	0	0	0	0

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2022 for each plan are: the Public Service Pension Plan (3.2%) (2022: 12.3%), the Municipal Pension Plan (3.4%) (2022: 11.5%), the Teachers’ Pension Plan (3.3%) (2022: 11.7%), and the College Pension Plan (4.1%) (2022: 12.8%).

The province’s share includes contributions for all participants in the government reporting entity. When the plans are in an accrued net asset position for accounting purposes, pension expense for the period is equal to employer contributions. Total employer contributions this year for each plan are: the Public Service Pension Plan $514 million (2022: $478 million), the Municipal Pension Plan $954 million (2022: $938 million), the Teachers’ Pension Plan $428 million (2022: $406 million), and the College Pension Plan $125 million (2022: $121 million).

Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “BC Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

68	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

17. Employee Pension Plans—Continued

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity and are included in other investments in Note 9. Total employer contributions this year for each plan are: Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan $29 million (2022: $25 million), the University of Victoria’s pension plan for employees other than faculty and professional staff $6 million (2022: $6 million), and Canadian Blood Services’ pension plan for regular employees $2 million (2022: $2 million). Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan.

The estimated financial position as at March 31, 2023, for the other pension plans is as follows:

	In Millions
	Simon Fraser University Pension Plan	University of Victoria Pension Plan	Canadian Blood Services Pension Plan	Total
	$	$	$	$
Accrued benefit obligation	430	273	78	781
Pension fund assets	485	315	79	879
	(55)	(42)	(1)	(98)
Unamortized actuarial gain (loss)	(43)	(3)		(46)
Accrued net obligation (asset)	(98)	(45)	(1)	(144)

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. Total employer contributions this year for each plan are: British Columbia Hydro and Power Authority $51 million (2022: $51 million), British Columbia Lottery Corporation $14 million (2022: $13 million), and the Insurance Corporation of British Columbia (ICBC) $38 million (2022: $38 million). Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7.

The estimated financial position as at March 31, 2023, for the pension plans of commercial Crown corporations is as follows:

	In Millions
	BC Hydro Pension Plan	ICBC Pension Plan	BC Lottery Pension Plan	BC Railway Pension Plan	Total
	$	$	$	$	$
Accrued benefit obligation	5,141	2,542	359	19	8,061
Pension fund assets	4,581	2,720	396	16	7,713
Accrued net obligation (asset)	560	(178)	(37)	3	348

PROVINCE OF BRITISH COLUMBIA	69

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

18. Taxpayer–supported Debt1

	In Millions
	Year of Maturity	Canadian Dollar	US Dollar[2]	Other Currencies[2]	2023	2022
		$	$	$	$	$
Short–term promissory notes	2023				0	4,908
	2024	2,252	1,267		3,519	0
Notes, bonds and debentures[3]	2023				0	3,709
	2024	3,338			3,338	3,325
	2025	1,517	1,663	712	3,892	3,898
	2026	3,835		350	4,185	4,119
	2027	1,090	4,110	170	5,370	5,367
	2028	2,081			2,081	2,061
	2029–2033	12,618	2,224	392	15,234	13,701
	2034–2038	3,162		209	3,371	3,372
	2039–2043	5,073		502	5,575	5,588
	2044–2048	1,945		340	2,285	2,134
	2049–2053	8,336		1,245	9,581	9,330
	2054–2058	1,130			1,130	130
	2059–2063	181			181	181
	2064–2068				0	0
Capital leases	2023–2048	262			262	264
Total debt issued at face value		46,820	9,264	3,920	60,004	62,087
Unamortized premium					144	478
Unrealized foreign exchange (gain) loss[4]					416
Total taxpayer–supported debt					60,564	62,565

The effective interest rates (weighted average) as at March 31 on the above debt are:
2023					3.47%
2022						3.13%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2023 includes USD$7,186 million which was fully hedged to CAD$9,264 million; 100 million Swiss Francs was fully hedged into CAD$96 million; 1,908 million EURO was fully hedged to CAD$2,807 million, $1,018 million AUD was fully hedged to CAD$1,017 million.

3Notes, bonds, and debentures includes $24 million (2022: $26 million) in other loans.

4The foreign currency denominated debt adjustment to exchange rates as at March 31, 2023, includes USD$7,186 million converted to CAD$9,724 million; 100 million Swiss Francs converted into CAD$148 million; 1,908 million EURO converted to CAD$2,806 million; and $1,018 million AUD converted to CAD$922million.

70	PROVINCE OF BRITISH COLUMBIA

 PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $2,459 million (2022: $2,823 million) at a weighted average interest rate of 4.25% (2022: 4.49%). These debentures mature at various dates from April 7, 2023 to July 12, 2049 with interest rates varying between 1.98% and 5.98%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2022: $103 million).

Public–private partnership obligations

Balances include the present value of the minimum payments related to tangible capital assets financed by public–private partnership agreements totalling $3,369 million (2022: $3,400 million).

Mortgages

Balances include mortgages totalling $191 million (2022: $191 million) secured by land and buildings. The carrying value is $260 million (2022: $273 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2024	3,734
2025	3,904
2026	4,182
2027	5,337
2028	2,071
2029–2068	37,196
Total of stated minimum payments	56,424

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between 2 years and 42 years, with interest rates ranging between nil and 25.00%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $92 million (2022: $95 million), with a weighted average interest rate of 5.37% and maturing August 1, 2036, Ministry of Citizens’ Services capital lease obligation for office space in Capital Park of $87 million (2022: $91 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $34 million (2022: $35 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $22 million (2022: $15 million), with a weighted average interest rate of 4.00% and maturing July 31, 2044.

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PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2024	32
2025	29
2026	25
2027	23
2028	22
2029–2048	248
Total minimum lease payments	379
Less imputed interest	(117)
Total capital lease liability	262

72	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

19. Self–supported Debt1

	In Millions
	Year of Maturity	Canadian Dollar	US Dollar[2]	Other Currencies[2]	2023	2022
		$	$	$	$	$
Short–term promissory notes	2023				0	2,939
	2024	2,181	747		2,928	0
Notes, bonds and debentures	2023				0	500
	2024	200			200	200
	2025				0	0
	2026	900	648	391	1,939	1,923
	2027	850			850	850
	2028	1,000			1,000	1,000
	2029–2033	6,510		200	6,710	5,735
	2034–2038		378		378	370
	2039–2043	3,273			3,273	3,273
	2044–2048	2,900			2,900	2,900
	2049–2053	8,106			8,106	7,356
	2054–2058	60			60	60
	2059–2063	50			50	50
Total debt issued at face value		26,030	1,773	591	28,394	27,156
Unamortized premium (discount)					(118)	46
Unrealized foreign exchange (gain) loss[3]					56	7
Total self–supported debt					28,332	27,209

The effective interest rates (weighted average) as at March 31 on the above debt are:
2023					3.20%
2022						3.12%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2023 includes USD$1,351 million (CAD$1,773 million), of which USD$1,124 million was fully hedged to CAD$1,466 million and USD$227 million was unhedged (CAD$307 million), and 402 million EURO was fully hedged to CAD$591 million.

3The foreign currency denominated debt adjustment to exchange rates as at March 31, 2023, includes USD$1,351 million converted to CAD$1,828 million; and 402 million EURO converted to CAD$592 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2022: $223 million) at a weighted average interest rate of 3.34% (2022: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2022: nil).

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PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2024	200
2025	0
2026	1,939
2027	850
2028	1,000
2029–2063	21,477
Total of stated minimum payments	25,466

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rates, foreign exchange rates, and credit risk. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge the exposure to these risks.

Debt at amortized cost includes the impacts of the related derivative contracts. Derivatives used by the province include interest rate swaps, cross–currency swaps, and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to hedge against interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument. The fair value of derivatives is reported in the statement of financial position and in the statement of remeasurement gains and losses, as detailed in the following table.

Derivative Financial Instruments (Market Values)

In Millions
2023
$
Taxpayer–supported derivative assets	419
Self–supported derivative assets	244
Derivative assets	663

Taxpayer–supported derivative liabilities	(972)
Self–supported derivative liabilities	(59)
Derivative liabilities	(1,031)
Total derivative financial instruments	(368)

74	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

20. Risk Management and Derivative Financial Instruments—Continued

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross–currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

Taxpayer–supported Portfolios (Notional Values)

	In Millions
	Year of Maturity	Cross– Currency Swaps[1]	Interest Rate Swaps[1]	Forward Foreign Exchange Contracts[1]	Total
		$	$	$	$
	2024	41	132	1,267	1,440
	2025	2,375	2		2,377
	2026	350	100		450
	2027	4,280	321		4,601
	2028		103		103
	2029–2033	2,616	472		3,088
	2034–2038	209	127		336
	2039–2043	502	100		602
	2044–2048	340	200		540
	2049–2053	1,245	400		1,645
	2054–2058		78		78
Total		11,958	2,035	1,267	15,260

1At March 31, 2023, fair market valuation was an unrealized loss of $512 million (2022: $117 million loss) on cross–currency swaps, and an unrealized loss of $40 million (2022: $117 million gain) on interest rate swaps, and an unrealized loss of $1 million (2022: $15 million loss) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA	75

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Self–supported Portfolios (Notional Values)

	In Millions
	Year of Maturity	Cross– Currency Swaps[2]	Interest Rate Swaps[2]	Forward Foreign Exchange Contracts[2]	Total
		$	$	$	$
	2024			747	747
	2025				0
	2026	391		436	827
	2027				0
	2028				0
	2029–2033	200			200
	2034–2038		1,325	283	1,608
	2039–2043				0
	2044–2048				0
	2049–2053				0
	2054–2058		1,550		1,550
Total		591	2,875	1,466	4,932

2At March 31, 2023, fair market valuation was an unrealized loss of $31 million (2022: $27 million loss) on cross currency swaps, an unrealized gain of $184 million (2022: $130 million gain) on interest rate swaps, no unrealized gain or loss (2022: $50 million gain) on advanced rate setting agreements, and an unrealized gain of $33 million (2022: $6 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

76	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Undiscounted Cashflows for Derivative Instruments1

In Millions
Year of Maturity	Cross– Currency Swaps Principal Outflows	Cross– Currency Swaps Principal Inflows	Cross– Currency Swaps Interest Outflows	Cross– Currency Swaps Interest Inflows	Interest Rate Swaps Interest Outflows	Interest Rate Swaps Interest Inflows	Forward Foreign Exchange Contracts Principal Outflows	Forward Foreign Exchange Contracts Principal Inflows
	$	$	$	$	$	$	$	$
2024	(41)	37	(290)	185	(96)	72	(2,014)	2,012
2025	(2,375)	2,326	(264)	171	(72)	65
2026	(741)	735	(211)	129	(53)	64	(436)	464
2027	(4,280)	4,552	(157)	95	(43)	60
2028			(120)	65	(36)	57
2029–2033	(2,816)	3,018	(539)	255	(160)	170
2034–2038	(209)	221	(371)	118	(149)	105	(283)	311
2039–2043	(502)	515	(292)	80	(124)	75
2044–2048	(340)	338	(186)	46	(72)	58
2049–2053	(1,245)	1,221	(51)	13	(5)	5
Total	(12,549)	12,963	(2,481)	1,157	(810)	731	(2,733)	2,787

1Undiscounted cash inflows and outflows of the Province’s cross currency swaps, interest rate swaps, and forward foreign exchange contracts. Future foreign payments paid or received are converted to Canadian dollars using the March 31, 2023 foreign exchange rates.

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $36,751 million (2022: $43,533 million), allow floating rate exposure up to 45.00% (2022: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2023, floating rate debt exposure was 14.23% (2022: 16.08%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2022: 25.00%) of their debt which totals $26,667 million (2022: $25,569 million). At March 31, 2023, floating rate debt exposure for BC Hydro was 10.80% (2022: 12.70%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2023, a one percent change in interest rates would impact the annual debt servicing expense by $68 million (2022: $87 million) for the taxpayer–supported debt portfolio and $29 million (2022: $29 million) for the self–supported debt portfolio.

At March 31, 2023, swap agreements relating to investments held by taxpayer–supported portfolios included interest rate swaps totalling $44 million (2022: $44 million).

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PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $36,751 million (2022: $43,533 million), allow unhedged foreign debt exposure up to 10.00% (2022: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2023, there was no unhedged foreign debt exposure of the government direct debt portfolio (2022: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2022: 5.00%) of its debt, which totals $26,667 million (2022: $25,569 million). At March 31, 2023, 0.00% (2022: 0.00%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2023, a one cent change in the Canadian dollar versus the US dollar would not impact the annual debt servicing cost (2022: nil) for the taxpayer–supported debt portfolio; however, the self–supported debt portfolio would increase by $2 million (2022: $2 million).

At March 31, 2023, swap agreements relating to investments held by taxpayer–supported portfolios included cross–currency swaps totalling $37 million (2022: $34 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross–currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or received from the counterparties when there are no longer any outstanding obligations. As at March 31, 2023, gross counterparty exposure was valued at $(365) million (2022: $154 million), and collateral held was $83 million (2022: $529 million held), with a $2 million net counterparty exposure (2022: nil). Collateral held consists of $351 million net cash paid which is included in accounts receivable (see Note 12) (2022: $104 million cash received), and $434 million (2022: $425 million) of securities received, which have not been recognized in the financial statements as it is pledged by counterparties and held by a third party until the derivative transaction is completed or default occurs.

Liquidity Risk

The province utilizes a cash management framework to ensure that cash is available where and when it is needed while minimizing the cost of cash and maximizing returns on temporary balances. The province forecasts all cash inflows and outflows, including debt and the related derivatives maturities, for the full current fiscal year and the following two fiscal years. The forecast is for each business day and is revised daily based on actual flows, analysis of current trends, historical patterns, and emerging market conditions.

Market Price Risk

The province is committed to generating long–term investment returns that meet or exceed targets and benchmarks without unnecessary risk. The province is exposed to market price risk on its portfolio investments, and utilizes strategies such as diversification and the selection of only high–quality investment assets to mitigate this exposure.

78	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 45) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

22. Tangible Capital Assets

	In Millions
	2023	2022
	$	$
Land and land improvements	6,220	6,129
Buildings (including tenant improvements)	30,232	28,106
Highway infrastructure	15,099	14,267
Transportation equipment	3,507	3,120
Computer hardware and software	2,299	2,191
Other	2,454	2,320
	59,811	56,133

See Consolidated Statement of Tangible Capital Assets on page 108.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (3–90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–18 years); major software systems (1–18 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements (2–40 years) are amortized over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The Expo Line and Millennium Line Use Agreements expire in January 2024 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,215 million (2022: $2,266 million).

The province received donations of tangible capital assets during the year of $29 million (2022: $3 million).

PROVINCE OF BRITISH COLUMBIA	79

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

23. Restricted Assets

	In Millions
	2023	2022
	$	$
Endowment funds	2,224	2,147

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Endowment agreements may also require that a portion of investment income be used to offset the eroding effect of inflation or preserve the original value.

24. Prepaid Program Costs

	In Millions
	2023	2022
	$	$
Prepaid program costs	1,104	1,347

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2023, the total inventories held for use or consumption was $522 million (2022: $800 million). During the year, the total expense due to the consumption of inventories was $2,187 million (2022: $1,626 million) including the effect of write–downs of $168 million (2022: $10 million).

25. Other Assets

	In Millions
	2023	2022
	$	$
Deferred debt instrument costs		137
Other deferred costs	243	307
	243	444

Other deferred costs include funds held by a service provider to provide group health and welfare benefits on behalf of health authorities, affiliates and community social service organizations.

80	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2023	2022
	$	$
Accumulated surplus (deficit)—before remeasurement gains and losses—beginning of year as previously reported[1]	3,759	2,453
Adjustments to accumulated surplus (deficit)[2,3]	(1,558)	(1,507)
Accumulated surplus (deficit)—beginning of year as restated	2,201	946
Surplus (deficit) for the year	704	1,265
Accumulated surplus (deficit)—before remeasurement gains and losses	2,905	2,211
Effect of remeasurement gains and (losses)	(202)	396
Accumulated surplus (deficit)—end of year	2,703	2,607

[1] The opening accumulated surplus (deficit) figures for April 1, 2022 and April 1, 2021 are reported before remeasurement gains and losses.
[2] During 2022/23, adjustments were made to the opening accumulated surplus for 2021/22 for the following items:
Adoption of the asset retirement obligations accounting standard during fiscal 2023	(1,507)
Total	(1,507)
[3] During 2022/23, adjustments were made to the opening accumulated surplus for 2022/23 for the following items:
Adoption of the asset retirement obligations accounting standard during fiscal 2023	(1,548)
Adjustments to opening equity for the adoption of the financial instruments accounting standard during fiscal 2023	(10)
Total	(1,558)

PROVINCE OF BRITISH COLUMBIA	81

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets and items inherited by right of Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by the right of Crown is capitalized at a nominal value of one dollar. The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has no contingent assets where the estimated amount is, or exceeds $100,000, and the occurrence of the confirming future event is likely.

(c) CONTRACTUAL RIGHTS

Contractual rights are future–oriented financial information based on multi–year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
	2024	2025	2026	2027	2028	2029 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	1	1	1				3
Education	38	23	19	18	15	17	130
Social services	729	842	911				2,482
Natural resources and economic development	193	186	184	182	162	4,851	5,758
Transportation	425	377	258	54	43	1,210	2,367
General government	413	392	482	467	443	2,595	4,792
	1,799	1,821	1,855	721	663	8,673	15,532
Self–supported Crown corporations and agencies
Natural resources and economic development	461	317	291	260	221	4,444	5,994
Protection of persons and property	22	18	15	13	8	22	98
	483	335	306	273	229	4,466	6,092
Total	2,282	2,156	2,161	994	892	13,139	21,624

82	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

27. Contingent Assets and Contractual Rights—Continued

The following table presents amounts provided in multi-year government transfer agreements that are greater than $50 million, by sector, by year. These government transfers may be authorized by the federal government in the future.

	In Millions
	2024	2025	2026	2027	2028	2029 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	98						98
Social services	388	45	45				478
Other	149	153	52	37	23	27	441
Natural resources and economic
development	18	17	17	17	17		86
Total	653	215	114	54	40	27	1,103

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2023 was $398 million (2022: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2023 totalled $15 million (2022: $16 million). See Consolidated Statement of Guaranteed Debt on page 109 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2023	2022
	$	$
Tax disputes	64	49
Property access disputes	30	27
Contract disputes	33	16
Damage to persons or property	3	2
Negligence and miscellaneous	1,794	345
	1,924	439

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2023 was $117 million (2022: $116 million).

PROVINCE OF BRITISH COLUMBIA	83

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Tax Appeals

The province has received appeals under various tax statutes totalling $201 million (2022: $147 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean–up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean–up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2023	2022
	$	$
Mine sites	348	350
Transportation infrastructure	33	33
Industrial sites	25	26
Salt sheds	5	5
Maintenance yards	5	3
Pulp mills	1	4
Miscellaneous	96	101
	513	522

This provision for future clean–up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. The undiscounted estimated costs for sites that require ongoing remediation, monitoring or maintenance is $124 million. Where settlement dates are known, these costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2023, the weighted average cost of capital is 3.47% (2022: 3.13%).

As at the reporting date, 27 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and a liability may be recorded at a later date.

Additional environmental liabilities of government business enterprises include $270 million (2022: $296 million) accrued by British Columbia Hydro and Power Authority, and $10 million (2022: $96 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

84	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Treaty Negotiations

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2023, there were 73 First Nations in various stages of negotiation, including 39 First Nations in active or completed negotiations.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. A treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components for all treaty agreements will be, in most cases, entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

●	Ditidaht, 3,567 hectares

●	Homalco, 822 hectares

●	In–SHUCK–ch, (Skatin and Samahquam) 9,474 hectares

●	Kaska Dena Council, 677 hectares

●	Kitselas, 34,839 hectares

●	Kitsumkalum, 44,661 hectares

●	K’omoks, 3,040 hectares

●	Ktunaxa Nation Council, 418 hectares

●	Lake Babine Nation (BC only), 511 hectares with a one–time payment of $0.02 million

●	Lheidli T’enneh, 3,416 hectares

●	Nazko, 172 hectares

●	NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,656 hectares

●	Pacheedaht, 1,216 hectares

●	Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T’Sou–ke), 1,182 hectares

●	Tla–o–qui–aht, 47 hectares

●	Wei Wai Kai (Cape Mudge First Nation), 3,100 hectares

●	Wei Wai Kum (Campbell River First Nation) 2,276 hectares

●	Wuikinuxv, 13,946 hectares
●	Yekooche, 5,960 hectares

Upon coming into effect, treaties and other incremental agreements will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of those First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA	85

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)	The BC Transportation Financing Authority has unrecorded contingent liabilities of $67 million (2022: $103 million), including $18 million (2022: $17 million) for expropriation claims and $27 million (2022: $27 million) for contaminated sites.

(ii)	The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

	In Millions
	2024	2025	2026	2027	2028	2029 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	4,600	2,415	1,764	1,128	908	5,331	16,146
Education	1,003	471	215	100	50	153	1,992
Social services	136						136
Other	411	330	251	191	162	4,110	5,455
Natural resources and economic development	45	34	35	38	63	203	418
Transportation	2,344	1,584	1,090	870	831	9,723	16,442
Protection of persons and property	577	553	528	529	514	2,279	4,980
General government	557	489	158	134	114	283	1,735
	9,673	5,876	4,041	2,990	2,642	22,082	47,304
Self–supported Crown corporations and agencies
Natural resources and economic development	3,709	3,183	2,398	2,244	2,179	39,886	53,599
General government	163	73	19	1	1		257
	3,872	3,256	2,417	2,245	2,180	39,886	53,856
Total	13,545	9,132	6,458	5,235	4,822	61,968	101,160

86	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

The following table presents the amounts provided in multiple–year government transfer agreements that are greater than $50 million, by sector, by year. While there is no current obligation for these amounts, these government transfers may be authorized by government in a future year.

	In Millions
	2024	2025	2026	2027	2028	2029 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	96	87	68				251
Social services	472	13					485
Other	54	55	56	57	60	444	726
Natural resources and economic
development	580	194	397				1,171
Total	1,202	349	521	57	60	444	2,633

29.Taxation Revenue

	In Millions
	2023	2022
	$	$
Personal income	17,268	13,704
Provincial sales	9,818	8,731
Corporate income	9,156	5,053
Property	3,253	3,012
Employer health	2,720	2,443
Property transfer	2,293	3,327
Carbon	2,161	2,011
Fuel	1,021	1,022
Tobacco	531	708
Other	804	706
	49,025	40,717

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $176 million (2022: $110 million) and corporate income tax were $232 million (2022: $127 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $199 million (2022: $191 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax reimbursements were $3 million (2022: $10 million).

Property tax revenue was recorded net of home owner grants of $892 million (2022: $878 million).

PROVINCE OF BRITISH COLUMBIA	87

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

30. Natural Resource Revenue

	In Millions
	2023	2022
	$	$
Petroleum, natural gas and minerals	3,356	1,848
Forests	1,887	1,893
Water and other	955	730
	6,198	4,471

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $1,671 million (2022: $1,517 million). Natural resource revenue includes mining taxes of $801 million (2022: $660 million) and logging taxes of $403 million (2022: $154 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,215 million (2022: $2,838 million), road credits of $10 million (2022: $14 million) and summer drilling credits of $3 million (2022: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

31. Expense

	In Millions
	2023	2022
	$	$
Total Expense by Group Account Classification
Government transfers	28,246	22,425
Salaries and benefits	28,214	26,124
Operating costs	17,595	16,340
Amortization	2,926	2,681
Interest[1]	2,719	2,742
Other	1,132	815
	80,832	71,127

1Total interest function costs include a $79 million net loss (2022: $25 million net gain) related to cross currency and interest rate derivatives.

88	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

32. Valuation Allowances

	In Millions
	2023	2022
	$	$
Inventory held for use	167	10
Accounts receivable	88	84
Loans, advances and mortgages receivable	42	15
Tangible capital assets	8	9
	305	118

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 31, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements because the province has no equity in, or power of appropriation over, these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate, and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2023	2022
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	1,410	(47)	1,363	1,265
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non–government investment corporation	861	(2)	859	810
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	213		213	223
Other trust funds —administered by various government officials	252	(62)	190	144
	2,736	(111)	2,625	2,442

1These organizations are reported under International Financial Reporting Standards.

34. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2023, presented to the Legislative Assembly February 22, 2022.

35. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

PROVINCE OF BRITISH COLUMBIA	89

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

36. Asset Retirement Obligations

Asset retirement obligations recognized by the province include estimated costs for which there is a legal obligation to conduct activities associated with the retirement of tangible capital assets. Activities may include remediation of hazardous materials such as asbestos in buildings and the decommissioning or restoration of assets such as land or leaseholds to their original use and condition. The following table summarizes the changes to the province’s asset retirement obligations during the year:

	In Millions
	Balance– beginning of year	New liabilities in the year	Accretion expense in the year	Changes in estimate[1]	Liabilities settled in the year	2023	2022
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	335	2	12			349	335
Education	719	2	4	82		807	719
Other	248	10	17			275	248
Natural Resources and Economic Development	36	7	1		(3)	41	36
Protection of Persons and Property		1				1
Transportation	244	3				247	244
General Government	135		4	11		150	135
	1,717	25	38	93	(3)	1,870	1,717
Self–supported Crown corporations and agencies
Natural Resources and Economic
Development	80		2	(5)	(7)	70	80
Transportation	191		5	(21)		175	191
General Government	1			2		3	1
	272	0	7	(24)	(7)	248	272
	1,989	25	45	69	(10)	2,118	1,989

The estimated undiscounted cash flows required to settle these obligations are $2,103 million. Those with legally stipulated settlement dates are expected to be settled between 2023 and 2083. The timing of settlement for all other obligations is dependent on the use of the underlying assets. Where the settlement date is known, estimated future costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2023, the weighted average cost of capital is 3.47% (2022: 3.13%).

Self–supported Crown corporations’ balances are calculated using International Financial Reporting Standards.

1Can include changes in the estimated cost, timing of settlement and the discount of the current value of the obligation.

90	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position	In Millions
	2023	2022
	$	$
Financial assets	101	99
Liabilities	131	128
Net liabilities	(30)	(29)
Non–financial assets	81	79
Accumulated surplus (deficit)	51	50

Consolidated Statement of Operations	In Millions
	2023	2022
	$	$
Revenue	202	197
Expenses	201	190
Surplus (deficit) for the year	1	7
Accumulated surplus (deficit) beginning of year	50	43
Accumulated surplus (deficit) end of year	51	50

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2023 of $1,467 million (2022: $2,911 million). Regulatory accounting resulted in a decrease to net income for BC Hydro for the year ended March 31, 2023 of $1,162 million (2022: $608 million decrease). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

PROVINCE OF BRITISH COLUMBIA	91

PUBLIC ACCOUNTS 2022/23

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2023—Continued

39. Dedicated Revenue

Legislation establishes the right of other governments and organizations to revenues under various enactments. The province acts as an administrative agent for revenues collected on behalf of, and transferred to, other governments and organizations. These revenues are not included in the provincial operating results because the province has no discretion to direct the use of, or cease, the flow–through.

	In Millions
	2023	2022
	$	$
Rural areas	457	423
South Coast British Columbia Transportation Authority	400	400
Municipalities or eligible entities	118	63
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	114	91
Habitat Conservation Trust	6	5
Cowichan Tribes	4	4
	1,099	986

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

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PROVINCE OF BRITISH COLUMBIA	93

PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2023

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund[1]

Health Sector
BC Health Care Occupational Health and Safety Society
Canadian Blood Services[2]
Fraser Health Authority
Interior Health Authority
Louis Brier Home and Hospital
Menno Hospital
Mount St. Mary Hospital
Nisga’a Valley Health Authority
Northern Health Authority
Providence Health Care Society
Provincial Health Services Authority
St Michael’s Centre
Vancouver Coastal Health Authority
Vancouver Island Health Authority

Education Sector
BCNET
British Columbia Institute of Technology
Camosun College
Capilano University
Coast Mountain College
College of New Caledonia
College of the Rockies
Douglas College
Emily Carr University of Art & Design
Justice Institute of British Columbia
Knowledge Network Corporation
Kwantlen Polytechnic University
Langara College
Nicola Valley Institute of Technology
North Island College
Northern Lights College
Okanagan College

94	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2023—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued
Royal Roads University
School Districts
Selkirk College
Simon Fraser University
SkilledTradesBC[3]
The British Columbia Council for International Education
The University of British Columbia
Thompson Rivers University
University of the Fraser Valley
University of Northern British Columbia
University of Victoria
Vancouver Community College
Vancouver Island University

Natural Resources and Economic Development Sector
BC Infrastructure Benefits Inc.
B.C. Pavilion Corporation
British Columbia Energy Regulator[3]
British Columbia Enterprise Corporation[4]
Columbia Basin Trust
Creston Valley Wildlife Management Authority Trust Fund
Destination BC Corp.
Forest Enhancement Society of BC
Forestry Innovation Investment Ltd
InBC Investment Corp.
Infrastructure BC Inc.
Innovate BC
Nechako–Kitamaat Development Fund Society

Transportation Sector
BC Transportation Financing Authority
British Columbia Transit

Protection of Persons and Property Sector
BC Family Maintenance Agency Ltd.
BC Financial Services Authority
British Columbia Securities Commission
Organized Crime Agency of British Columbia Society
Real Estate Foundation of British Columbia[5]

PROVINCE OF BRITISH COLUMBIA	95

PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2023—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector
Community Living British Columbia
Legal Services Society

Other Sector
BC Games Society
British Columbia Assessment Authority
British Columbia Housing Management Commission
British Columbia Public School Employers’ Association
Community Social Services Employers’ Association of British Columbia
Crown Corporations Employers’ Association
First Peoples’ Heritage, Language and Culture Council
Health Employers Association of British Columbia
Post–Secondary Employers’ Association
Provincial Rental Housing Corporation
The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT BUSINESS ENTERPRISES)
RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority[6]
British Columbia Liquor Distribution Branch[7]
British Columbia Lottery Corporation[7]
Columbia Power Corporation[6]
Insurance Corporation of British Columbia[8]

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 96) and on the Consolidated Statement of Operations by Sector (page 100).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3This organization was renamed during the year.

4This organization was wound up during the year.

5This organization left the Government Reporting Entity during the year.

6These organizations were included in the Natural Resources and Economic Development Sector results.

7These organizations were included in the General Government Sector results.

8This organization was included in the Protection of Persons and Property Sector results.

96	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2023

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,179	2,735	3,333	3,302	47	36	194	134	156	165
Temporary investments		1	135	73			117	105	124	104
Accounts receivable	952	947	393	472	63	58	293	280	913	901
Inventories for resale	3	3	29	19			2	2	64	41
Due from Crown corporations and agencies	13	14	43	44	1	1	134	51	7	11
Due from other governments	88	156	98	60	56	55	96	67	197	195
Due from self–supported Crown corporations and agencies			82	60					91	60
Equity in self–supported Crown corporations and agencies			109	100					8,469	8,145
Loans, advances and mortgages receivable	626	614	911	889	1	1	1,269	979	64	58
Other investments	81	81	3,659	3,202			197	192	291	289
Sinking fund investments			67	64
Derivative financial instruments
Loans for purchase of assets, recoverable from agencies
	3,942	4,551	8,859	8,285	168	151	2,302	1,810	10,376	9,969

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	97

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2023—Continued

	In Millions
	Debt Servicing[2]		Protection of Persons and Property		Transportation		General Government[3]		Adjustments[4]		Total
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	4,322	2,424	41	28	72	76	376	540	(2,887)	(2,613)	7,833	6,827
Temporary investments			38	32							414	315
Accounts receivable	803	389	107	93	59	67	4,041	3,717	(228)	(145)	7,396	6,779
Inventories for resale			2	2	1	4	2	3			103	74
Due from Crown corporations and agencies					10	3			(208)	(124)	0	0
Due from other governments			516	961	134	116	175	168			1,360	1,778
Due from self–supported Crown corporations and agencies							248	211			421	331
Equity in self–supported Crown corporations and agencies			3,753	3,709	232	238	71	31			12,634	12,223
Loans, advances and mortgages receivable			1	1			1,898	1,667	(7)	(10)	4,763	4,199
Other investments	9	9	58	95	76	76					4,371	3,944
Sinking fund investments	521	510			57	76			(124)	(140)	521	510
Derivative financial instruments	663										663	0
Loans for purchase of assets, recoverable from agencies	47,946	42,356							(19,801)	(15,138)	28,145	27,218
	54,264	45,688	4,516	4,921	641	656	6,811	6,337	(23,255)	(18,170)	68,624	64,198

98	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2023—Continued

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	4,269	2,934	2,443	2,288	769	388	1,921	1,049	3,055	1,819
Employee future benefits	1,551	1,438	745	754	31	35	18	17	43	44
Due to other governments	106	102	47	95	1	2	304	27	10	11
Due to Crown corporations, agencies and trust funds	143	54	13	15	7	6	15	66	629	643
Due to the Province of British Columbia					11	6	9	8	11	10
Deferred revenue	3,672	3,580	5,782	5,270	491	319	295	230	749	852
Taxpayer–supported debt	1,984	1,840	978	1,026			1,241	977	155	164
Self–supported debt
Derivative financial instruments
	11,725	9,948	10,008	9,448	1,310	756	3,803	2,374	4,652	3,543
Net assets (liabilities)	(7,783)	(5,397)	(1,149)	(1,163)	(1,142)	(605)	(1,501)	(564)	5,724	6,426
Non–financial Assets
Tangible capital assets	11,344	10,117	20,052	19,170	128	140	3,662	3,467	2,267	2,273
Restricted assets	5	5	2,219	2,142
Prepaid program costs	559	801	116	113	47	22	9	60	243	239
Other assets	240	305	3	3
	12,148	11,228	22,390	21,428	175	162	3,671	3,527	2,510	2,512
Accumulated surplus (deficit)	4,365	5,831	21,241	20,265	(967)	(443)	2,170	2,963	8,234	8,938

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	99

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2023—Continued

	In Millions
	Debt Servicing[2]		Protection of Persons and Property		Transportation		General Government[3]		Adjustments[4]		Total
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	745	841	908	545	1,981	3,066	1,518	1,273	(223)	(143)	17,386	14,060
Employee future benefits			65	67	35	35	746	685			3,234	3,075
Due to other governments			290	337	5	1	2,345	98			3,108	673
Due to Crown corporations, agencies and trust funds	2,896	2,621	2	2	6	7			(3,068)	(2,713)	643	701
Due to the Province of British Columbia					5	1			(36)	(25)	0	0
Deferred revenue		64	1,032	334	2,973	2,717	11	13			15,005	13,379
Taxpayer–supported debt	56,355	58,293			18,895	15,235	310	319	(19,354)	(15,289)	60,564	62,565
Self–supported debt	28,332	27,209									28,332	27,209
Derivative financial instruments	1,031				574				(574)		1,031	0
	89,359	89,028	2,297	1,285	24,474	21,062	4,930	2,388	(23,255)	(18,170)	129,303	121,662
Net assets (liabilities)	(35,095)	(43,340)	2,219	3,636	(23,833)	(20,406)	1,881	3,949	0	0	(60,679)	(57,464)
Non–financial Assets
Tangible capital assets			169	144	20,408	19,130	1,798	1,707	(17)	(15)	59,811	56,133
Restricted assets											2,224	2,147
Prepaid program costs			7	6	50	31	73	75			1,104	1,347
Other assets		80				56					243	444
	0	80	176	150	20,458	19,217	1,871	1,782	(17)	(15)	63,382	60,071
Accumulated surplus (deficit)	(35,095)	(43,260)	2,395	3,786	(3,375)	(1,189)	3,752	5,731	(17)	(15)	2,703	2,607

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

100	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2023

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation							106	101
Contributions from the federal government	291	333	1,398	1,347	551	243	244	222	194	177
Fees and licenses	652	499	2,898	2,752	3	3	40	41	157	139
Miscellaneous	1,590	1,390	1,583	1,491	24	28	125	97	360	193
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	85	81	358	304	23	20	248	101	540	835
Natural resources									6,198	4,471
Investment income	72	17	332	315	5	2	14	17	27	25
Total revenue	2,690	2,320	6,569	6,209	606	296	777	579	7,476	5,840

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	101

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2023—Continued

	In Millions
	Debt Servicing[2]		Protection of Persons and Property		Transportation		General Government[3]		Adjustments[4]		Total
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation					597	575	48,322	40,041			49,025	40,717
Contributions from the federal government			665	726	255	164	8,928	8,768			12,526	11,980
Fees and licenses			1,069	1,052	75	63	34	35			4,928	4,584
Miscellaneous	2	1	237	226	96	158	503	419	(75)	(93)	4,445	3,910
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies			(197)	2,199	8	25	2,783	2,401	(750)	(542)	3,098	5,424
Natural resources											6,198	4,471
Investment income	1,462	1,273	4	4	11	9	105	60	(716)	(416)	1,316	1,306
Total revenue	1,464	1,274	1,778	4,207	1,042	994	60,675	51,724	(1,541)	(1,051)	81,536	72,392

102	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2023—Continued

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	12,498	11,253	11,631	11,080	605	551	261	236	1,020	908
Government transfers	7,327	6,636	1,662	1,520	7,541	5,336	4,997	2,457	3,930	2,748
Operating costs	9,935	9,257	2,438	2,117	1,542	1,389	288	248	937	1,171
Interest	124	119	47	43			33	10	23	22
Amortization	736	652	1,068	945	23	23	138	126	142	134
Other	321	147	263	213	86	71	66	29	282	282
Operating expense	30,941	28,064	17,109	15,918	9,797	7,370	5,783	3,106	6,334	5,265
Surplus (deficit) for the Fiscal Year ended March 31	(28,251)	(25,744)	(10,540)	(9,709)	(9,191)	(7,074)	(5,006)	(2,527)	1,142	575

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	103

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2023—Continued

	In Millions
	Debt Servicing[2]		Protection of Persons and Property		Transportation		General Government[3]		Adjustments[4]		Total
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits			1,161	1,108	259	239	779	749			28,214	26,124
Government transfers			1,517	1,333	1,224	2,345	581	411	(533)	(361)	28,246	22,425
Operating costs			760	452	1,196	1,239	505	473	(6)	(6)	17,595	16,340
Interest	2,620	2,525			574	421	17	17	(719)	(415)	2,719	2,742
Amortization			34	31	646	633	139	137			2,926	2,681
Other			49	34	20	22	328	286	(283)	(269)	1,132	815
Operating expense	2,620	2,525	3,521	2,958	3,919	4,899	2,349	2,073	(1,541)	(1,051)	80,832	71,127
Surplus (deficit) for the Fiscal Year ended March 31	(1,156)	(1,251)	(1,743)	1,249	(2,877)	(3,905)	58,326	49,651	0	0	704	1,265

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

104	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2023

	In Millions
	Natural Resources and Economic Development[2]	Protection of Persons and Property[3]	General Government[4]	2023 Sub–Total	2022 Sub–Total
	$	$	$	$	$
Assets
Cash and cash equivalents	160	26	41	227	271
Accounts receivable	1,029	1,696	85	2,810	3,127
Inventories	387		242	629	482
Other investments	1,933	19,501	83	21,517	22,141
Tangible capital assets	38,805	401	700	39,906	37,011
Other assets	4,303	557	122	4,982	5,398
Total Assets	46,617	22,181	1,273	70,071	68,430
Liabilities
Accounts payable and accrued liabilities	5,073	15,727	482	21,282	22,591
Deferred revenue	5,202	2,648	30	7,880	6,540
Due to Province of British Columbia	91		248	339	271
Debt due to Province of British Columbia	27,320		140	27,460	26,395
Other debt	1,429	52	302	1,783	1,715
	39,115	18,427	1,202	58,744	57,512
Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(58)	603	88	633	402
Unremitted earnings–end of year	7,514	3,151	(17)	10,648	10,470
	7,502	3,754	71	11,327	10,918
Total Liabilities and Equity	46,617	22,181	1,273	70,071	68,430

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	105

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2023—Continued

	In Millions
	Education subsidiaries[5]	Natural Resources subsidiaries[6]	Transportation subsidiaries[7]	2023 Grand Total	2022 Grand Total
	$	$	$	$	$
Assets
Cash and cash equivalents	61	25	21	334	478
Accounts receivable	126	490	3	3,429	3,711
Inventories	43			672	559
Other investments	70	20	271	21,878	22,449
Tangible capital assets	711	843	151	41,611	38,690
Other assets	2	263	4	5,251	5,665
Total Assets	1,013	1,641	450	73,175	71,552
Liabilities
Accounts payable and accrued liabilities	54	13	194	21,543	22,972
Deferred revenue	49	1	24	7,954	6,596
Due to Province of British Columbia	82			421	331
Debt due to Province of British Columbia	32			27,492	26,432
Other debt	685	662	1	3,131	2,998
	902	676	219	60,541	59,329
Equity
Investment by Province of British Columbia	74	941	107	1,168	1,167
Other comprehensive income			(6)	627	396
Unremitted earnings–end of year	37	24	130	10,839	10,660
	111	965	231	12,634	12,223
Total Liabilities and Equity	1,013	1,641	450	73,175	71,552

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government's proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

106	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2023

	In Millions
	Natural Resources and Economic Development[2]	Protection of Persons and Property[3]	General Government[4]	2023 Sub–Total	2022 Sub–Total
	$	$	$	$	$
Revenue	8,116	5,826	6,777	20,719	19,963
Expense	7,694	6,023	3,994	17,711	14,621
Net earnings of self–supported Crown corporations and agencies	422	(197)	2,783	3,008	5,342
Dividends	(47)		(2,529)	(2,576)	(2,230)
Adjustments to dividends			(254)	(254)	(217)
Transfers (to) from deferred revenue				0	0
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	375	(197)	0	178	2,895
Unremitted earnings—beginning of year	7,139	3,348	(17)	10,470	7,575
Unremitted earnings—end of year	7,514	3,151	(17)	10,648	10,470
Accumulated other comprehensive income—beginning of year	(8)	361	49	402	688
Adjustments to accumulated other comprehensive income				0	0
Other comprehensive income	(50)	242	39	231	(286)
Accumulated other comprehensive income—end of year	(58)	603	88	633	402
Investment by Province of British Columbia	46			46	46
Equity in self–supported Crown corporations and agencies for the year	7,502	3,754	71	11,327	10,918

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	107

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2023—Continued

	In Millions
	Education subsidiaries[5]	Natural Resources subsidiaries[6]	Transportation subsidiaries[7]	2023 Grand Total	2022 Grand Total
	$	$	$	$	$
Revenue	44	149	32	20,944	20,191
Expense	26	70	39	17,846	14,767
Net earnings of self–supported Crown corporations and agencies	18	79	(7)	3,098	5,424
Dividends	(26)	(80)		(2,682)	(2,332)
Adjustments to dividends				(254)	(217)
Transfers (to) from deferred revenue	17			17	3
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	9	(1)	(7)	179	2,878
Unremitted earnings—beginning of year	28	25	137	10,660	7,782
Unremitted earnings—end of year	37	24	130	10,839	10,660
Accumulated other comprehensive income—beginning of year			(6)	396	683
Adjustments to accumulated other comprehensive income
Other comprehensive income				231	(287)
Accumulated other comprehensive income—end of year	0	0	(6)	627	396
Investment by Province of British Columbia	74	941	107	1,168	1,167
Equity in self–supported Crown corporations and agencies for the year	111	965	231	12,634	12,223

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government's proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

108	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2023

	In Millions
	Land and Land Improvements	Building	Highway Infrastruc– ture	Transport – ation Equipment	Computer Hardware/ Software	Other[3]	2023 Total	2022 Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	6,515	46,284	26,634	4,822	5,676	7,554	97,485	92,033
Additions	145	3,531	1,392	505	518	664	6,755	6,020
Disposals and valuation adjustments		(216)	(14)	(18)	(183)	(347)	(778)	(568)
	6,660	49,599	28,012	5,309	6,011	7,871	103,462	97,485
Accumulated Amortization
Opening balance	(386)	(18,178)	(12,367)	(1,702)	(3,485)	(5,234)	(41,352)	(39,182)
Amortization expense	(31)	(1,282)	(560)	(117)	(415)	(521)	(2,926)	(2,681)
Effect of disposals and valuation adjustments	(23)	93	14	17	188	338	627	511
	(440)	(19,367)	(12,913)	(1,802)	(3,712)	(5,417)	(43,651)	(41,352)
Net book value for the year ended March 31, 2023	6,220	30,232	15,099	3,507	2,299	2,454	59,811

Net book value for the year ended March 31, 2022	6,129	28,106	14,267	3,120	2,191	2,320		56,133

1This statement includes assets that are held on capital leases at March 31, 2023 at a gross value of $402 million less accumulated amortization of $(134) million for a net book value totalling $268 million (2022: gross value of $387 million less accumulated amortization of $(118) million for a net book value of $269 million) comprised of: heavy equipment gross $2 million less accumulated amortization $(2) million for a net book value of nil (2022: gross $2 million less accumulated amortization $(2) million for a net book value of nil); computer hardware/software gross $72 million less accumulated amortization $(43) million for a net book value of $29 million (2022: gross $67 million less accumulated amortization $(36) million for a net book value of $31 million); buildings gross $321 million less accumulated amortization $(83) million for a net book value of $238 million (2022: gross $310 million less accumulated amortization $(74) million for a net book value $236 million); and other assets gross $7 million less accumulated amortization $(6) million for a net book value of $1 million (2022: gross $8 million less accumulated amortization $(6) million for a net book value of $2 million).

2Historical cost includes work–in–progress at March 31, 2023 totalling $8,270 million (2022: $6,820 million) comprised of: buildings $4,271 million (2022: $3,334 million); land improvements $71 million (2022: $84 million); highway infrastructure $2,099 million (2022: $1,385 million); transportation equipment $1,082 million (2022: $659 million); computer hardware/software $533 million (2022: $1,187 million); and specialized equipment $214 million (2022: $171 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2023 totalling $38 million (2022: $13 million).

3"Other" at net book value includes office furniture and equipment $932 million (2022: $884 million), vehicles $107 million (2022: $100 million), machinery $1,243 million (2022: $1,165 million) and miscellaneous $172 million (2022: $171 million).

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23	109

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2023

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2023		2022
	Maximum Guarantee Authorized	Net Outstanding	Maximum Guarantee Authorized	Net Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375		375
Subtotal, general government	375	0	375	0
Natural resources and economic development:
Financial Administration Act:
Feeder's Association Loan Guarantee	13	5	13	6
Subtotal, natural resources and economic development	13	5	13	6
Total taxpayer–supported guaranteed debt	388	5	388	6

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self–supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	15	398	16
Provision for probable payout		(1)		(1)
Net total, all guaranteed debt	398	14	398	15

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canada Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2022: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

110	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Supplementary Statement to the

Summary Financial Statements

Schedule of Investments

as at March 31, 2023

Investments include short–term cash equivalents and portfolio investments.

	In millions
	Cost	Fair value level 1	Fair value level 2	Fair value level 3	Pensions[1]	Total
	$	$	$	$	$	$
Interest–bearing securities		2,783	96	1		2,880
Equities		2,379	28	55		2,462
Other types of investments	701	32	20	1,183	253	2,189
Total	701	5,194	144	1,239	253	7,531

1 Pension investments included in the financial statements of certain post–secondary institutions.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)	the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and
b)	the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2022/23

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Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Family Maintenance Agency Ltd.	20	(20)
BC Financial Services Authority	66	(62)	4	(1)		3
BC Games Society	6	(6)
BC Health Care Occupational Health and Safety Society	3	(3)		(1)		(1)
BC Infrastructure Benefits Inc.	143	(143)
BCNET	24	(23)	1			1
B.C. Pavilion Corporation	132	(137)	(5)	(20)		(25)
BC Transportation Financing Authority	645	(1,506)	(861)	(21)		(882)
British Columbia Assessment Authority	116	(117)	(1)			(1)
British Columbia Energy Regulator	114	(102)	12	(1)		11
British Columbia Housing Management Commission	2,410	(2,410)		220		220
British Columbia Public School Employers’ Association	9	(9)		1		1
British Columbia Securities Commission	74	(68)	6			6
British Columbia Transit	412	(410)	2	23		25
Canadian Blood Services	200	(202)	(2)	3		1
Columbia Basin Trust	17	(86)	(69)	1	80	12
Community Living British Columbia	1,455	(1,455)		(2)		(2)
Community Social Services Employers’ Association of British Columbia	4	(4)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	63	(63)
First Peoples’ Heritage, Language and Culture Council	39	(39)		2		2
Forest Enhancement Society of BC	9	(9)		18		18
Forestry Innovation Investment Ltd.	25	(25)

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Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2023—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued
Health Employers Association of British Columbia	36	(36)		120		120
InBC Investment Corp.	1	(4)	(3)			(3)
Infrastructure BC Inc.	10	(9)	1			1
Innovate BC	17	(17)
Knowledge Network Corporation	21	(20)	1	2		3
Legal Services Society	123	(123)		(5)		(5)
Nechako–Kitamaat Development Fund Society
Organized Crime Agency of British Columbia Society	27	(27)
Post–Secondary Employers’ Association	3	(3)
Provincial Rental Housing Corporation	145	(139)	6	177		183
Real Estate Foundation of British Columbia	17	(9)	8	(24)		(16)
SkilledTradesBC	118	(116)	2			2
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	26	(31)	(5)	11		6
Taxpayer–supported Crown corporations and agencies	6,533	(7,436)	(903)	503	80	(320)

SUCH Sector
School Districts	7,907	(7,934)	(27)	366		339
Universities	6,230	(6,053)	177	185	26	388
Colleges and Institutes	1,596	(1,591)	5	90		95
Health Authorities	22,486	(22,687)	(201)	780		579
Hospital Societies	1,351	(1,355)	(4)	23		19
SUCH sector	39,570	(39,620)	(50)	1,444	26	1,420
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	46,103	(47,056)	(953)	1,947	106	1,100

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Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2023—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Self–supported (Government Enterprises)
British Columbia Hydro and Power Authority	8,027	(7,667)	360			360
British Columbia Liquor Distribution Branch	3,892	(2,693)	1,199		(1,199)
British Columbia Lottery Corporation	2,885	(1,301)	1,584		(1,584)
Columbia Power Corporation	89	(27)	62		(47)	15
Insurance Corporation of British Columbia	5,826	(6,023)	(197)			(197)
Sub–total	20,719	(17,711)	3,008	0	(2,830)	178
British Columbia Railway Company[3]	32	(39)	(7)			(7)
Columbia Basin Trust joint ventures[4]	149	(70)	79		(80)	(1)
Great Northern Way Campus Trust[5]	4	(6)	(2)			(2)
Heritage Realty Properties Ltd.[6]	4	(4)
SFU Community Trust	1		1		(18)	(17)
UBC Properties Investments Ltd.	20		20		(8)	12
Vancouver Island Technology Park Trust[6]	6	(6)
Miscellaneous	9	(10)	(1)			(1)
Sub–total	225	(135)	90	0	(106)	(16)
Net impact of self–supported Crown corporations and agencies	20,944	(17,846)	3,098	0	(2,936)	162

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3Subsidiary of BC Transportation Financing Authority.

4Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

5Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

6Subsidiaries of the University of Victoria.

116	PROVINCE OF BRITISH COLUMBIA
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SUCH 1 Statement of Financial Position

as at March 31, 2023

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2023	2022
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	2,150	866	537	1,915	5,468	5,998
Temporary investments	1	59	20	56	136	76
Accounts receivable	485	280	44	99	908	820
Inventories for resale	166	15	13	1	195	467
Due from Crown corporations, agencies and trust funds	1,864	92	28	20	2,004	618
Due from other governments	65	33	6	3	107	99
Due from self–supported Crown corporations and agencies		71	2		73	59
Equity in self–supported Crown corporations and agencies		90	14	2	106	101
Loans, advances and mortgages receivable	700	105	1		806	806
Other investments	5	3,352	232	73	3,662	3,732
Sinking fund investments		49	16		65	67
Financial assets before accounting adjustments	5,436	5,012	913	2,169	13,530	12,843
Policy accounting adjustments	(134)	(51)	(4)	23	(166)	(968)
Financial assets	5,302	4,961	909	2,192	13,364	11,875

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SUCH 1 Statement of Financial Position

as at March 31, 2023—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2023	2022
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	2,891	799	287	1,185	5,162	4,348
Employee future benefits	1,537	374	101	264	2,276	2,169
Due to other governments	92	30	12		134	99
Due to Crown corporations, agencies and trust funds	79	13	2	2	96	81
Deferred revenue	10,952	7,641	1,715	8,168	28,476	26,630
Taxpayer–supported debt	1,984	860	95	22	2,961	2,866
Liabilities before accounting adjustments	17,535	9,717	2,212	9,641	39,105	36,193
Policy accounting adjustments	(7,319)	(3,014)	(1,253)	(7,482)	(19,068)	(18,010)
Liabilities	10,216	6,703	959	2,159	20,037	18,183
Net liabilities	(4,914)	(1,742)	(50)	33	(6,673)	(6,308)
Non–financial Assets
Tangible capital assets	11,369	8,072	1,793	10,170	31,404	29,325
Restricted assets	5	2,142	49	2	2,198	2,137
Prepaid program costs	341	75	17	22	455	414
Other assets	239			3	242	304
Non–financial assets before accounting adjustments	11,954	10,289	1,859	10,197	34,299	32,180
Policy accounting adjustments	1	(6)	(6)	(4)	(15)	258
Non–financial assets	11,955	10,283	1,853	10,193	34,284	32,438
Accumulated surplus (deficit)	7,041	8,541	1,803	10,226	27,611	26,130

1 School districts, universities, colleges, institutes, and health organizations.

2 These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

118	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

SUCH1 Statement of Operations

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2023 Total	2022 Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	16	609	28	16	669	638
Fees and licenses	519	2,081	570	232	3,402	3,155
Contributions from the provincial government/Crown corporations and agencies	21,293	2,145	851	7,267	31,556	29,624
Miscellaneous	716	1,157	124	345	2,342	2,099
Investment income	64	257	22	47	390	323
Total revenue	22,608	6,249	1,595	7,907	38,359	35,839

Expense
Salaries and benefits	12,215	3,954	1,127	6,506	23,802	21,948
Government transfers		346	19		365	358
Operating costs	9,405	1,113	292	1,010	11,820	10,991
Interest	123	39	4	1	167	159
Amortization	714	455	112	404	1,685	1,575
Other	356	146	37	13	552	322
Total operating expense	22,813	6,053	1,591	7,934	38,391	35,353
Surplus (deficit) for the year before accounting adjustments	(205)	196	4	(27)	(32)	486
Policy accounting adjustments	803	185	90	366	1,444	1,609
Surplus (deficit) for the year	598	381	94	339	1,412	2,095

1 School districts, universities, colleges, institutes, and health organizations.

2 These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

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Summary Financial Statements

Consolidated Staff Utilization1

for the Fiscal Year Ended March 31, 2023

(Unaudited)

				Variance
				2022/23	2022/23
	2022/23	2022/23	2021/22	Actual	vs
	Budget	Actual	Actual	To Budget	2021/22
Consolidated Revenue Fund[2]	34,400	33,696	33,400	(704)	296
Taxpayer–supported Crown corporations and agencies[3]	8,108	7,746	6,767	(362)	979
Total staff utilization	42,508	41,442	40,167	(1,066)	1,275

The table above provides a summary of full–time equivalent (FTE) employment.

1Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self–supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

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Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

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Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2023

(Unaudited)

	In Millions
	2023	2022
	$	$
Financial Assets
Cash and cash equivalents	4,712	2,995
Accounts receivable	6,866	6,031
Inventories for resale	77	53
Due from other governments	1,175	1,602
Due from Crown corporations and agencies	353	280
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,749	2,517
Other investments	354	355
Derivative financial instruments	663
Loans for purchase of assets, recoverable from agencies	47,370	42,356
	64,913	56,783
Liabilities
Accounts payable and accrued liabilities	11,022	6,481
Employee future benefits	893	839
Due to other governments	2,960	572
Due to Crown corporations, agencies and trust funds	5,613	3,759
Deferred revenue	2,054	1,423
Taxpayer–supported debt	56,446	58,381
Self–supported debt	28,030	26,929
Derivative financial instruments	1,031
	108,049	98,384
Net assets (liabilities)	(43,136)	(41,601)

Non–financial Assets
Tangible capital assets	3,617	3,476
Prepaid program costs	387	341
Other assets		80
	4,004	3,897
Accumulated operating result	(39,132)	(37,704)

1 The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

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Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	2023		2022
	Estimates[2]	Actual	Actual
	$	$	$
Revenue
Taxation	39,274	48,207	39,920
Contributions from the federal government	8,685	9,581	9,537
Other revenue	1,545	1,890	1,596
Dividends	2,383	2,575	2,231
Natural resources	3,119	5,511	4,181
	55,006	67,764	57,465
Expense
Health	27,679	29,054	26,943
Education	11,599	11,468	10,939
Social services	7,367	9,195	7,093
Other	7,202	5,324	2,742
Natural resources and economic development	2,921	5,014	4,445
Interest[3]	1,361	1,290	1,267
Protection of persons and property	2,150	3,084	2,570
Transportation	924	2,021	1,118
General government	1,345	1,872	1,599
	62,548	68,322	58,716
Operating result for the year	(7,542)	(558)	(1,251)

Accumulated operating result —beginning of year		(37,704)	(36,453)
Net remeasurement gains and (losses)		(870)
Accumulated operating result —end of year		(39,132)	(37,704)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 22, 2022. It does not include other authorizations granted in subsequent Supplementary Estimates or under statutory authority of $7,968 million (2022: $2,055 million)

3Interest expense does not include the following: interest of $1,262 million (2022: $1,251 million) on cost of borrowing for relending to government bodies; and interest of $7 million (2022: $6 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

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Consolidated Revenue Fund1

Statement of Remeasurement Gains and Losses

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	2023	2022
	$	$
Accumulated remeasurement gains (losses) – beginning of year	0	0

Adjustments for adoption of the financial instruments–related standards:
Foreign exchange	120
Derivatives	144
Portfolio investments	12
Total adjusted accumulated remeasurement gains (losses) – beginning of year	276	0

Changes in unrealized gains (losses) attributable to:
Foreign exchange	(1,125)
Derivatives	287
Portfolio investments	(43)
Total changes in unrealized gains (losses)	(881)	0

Amounts reclassified to the statement of operations:
Foreign exchange	533
Derivatives	(798)
Total reclassified to the statement of operations	(265)	0

Total remeasurement gains (losses) attributable to:
Foreign exchange	(472)
Derivatives	(367)
Portfolio investments	(31)
Accumulated remeasurement gains (losses) – end of year	(870)	0

1 The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

126	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

General Fund

Statement of Financial Position

as at March 31, 2023

(Unaudited)

	In Millions
	2023	2022
	$	$
Financial Assets
Cash and cash equivalents	4,152	2,455
Accounts receivable	6,866	6,031
Inventories for resale	77	53
Due from other governments	1,175	1,602
Due from Crown corporations and agencies	353	280
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,749	2,517
Other investments	354	355
Derivative financial instruments	663
Loans for purchase of assets, recoverable from agencies	47,370	42,356
	64,353	56,243
Liabilities
Accounts payable and accrued liabilities	11,022	6,481
Employee future benefits	893	839
Due to other governments	2,960	572
Due to Crown corporations, agencies and trust funds	5,613	3,759
Deferred revenue	2,054	1,423
Taxpayer–supported debt	56,446	58,381
Self–supported debt	28,030	26,929
Derivative financial instruments	1,031
	108,049	98,384
Net assets (liabilities)	(43,696)	(42,141)

Non–financial Assets
Tangible capital assets	3,617	3,476
Prepaid program costs	387	341
Other assets		80
	4,004	3,897
Accumulated operating result	(39,692)	(38,244)

PROVINCE OF BRITISH COLUMBIA	127
PUBLIC ACCOUNTS 2022/23

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	2023		2022
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	39,274	48,207	39,920
Contributions from the federal government	8,685	9,581	9,537
Other revenue	1,541	1,870	1,593
Dividends	2,383	2,575	2,231
Natural resources	3,119	5,511	4,181
	55,002	67,744	57,462
Expense
Health	27,679	29,054	26,943
Education	11,599	11,468	10,939
Social services	7,367	9,195	7,093
Other	7,202	5,324	2,742
Natural resources and economic development	2,921	5,014	4,445
Interest	1,361	1,290	1,267
Protection of persons and property	2,150	3,084	2,570
Transportation	924	2,021	1,118
General government	1,345	1,872	1,599
	62,548	68,322	58,716
Operating result for the year	(7,546)	(578)	(1,254)

Accumulated operating result — beginning of year		(38,244)	(36,990)
Net remeasurement gains and (losses)		(870)
Accumulated operating result—end of year		(39,692)	(38,244)

128	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2023

(Unaudited)

	In Millions
	2023	2022
	$	$
Financial Assets
Cash and cash equivalents	560	540
	560	540
Accumulated operating result	560	540

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	2023		2022
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	4	20	3
	4	20	3
Operating result for the year	4	20	3

Accumulated operating result—beginning of year		540	537
Accumulated operating result—end of year		560	540

PROVINCE OF BRITISH COLUMBIA	129
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	2023			2022
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(558)	(1,251)
Non cash items included in surplus (deficit):
Amortization of tangible capital assets			318	291
Amortization of public debt deferred revenue and deferred charges			(25)	(51)
Concessionary loan adjustments increase			10	5
(Gain) on sale of tangible capital assets			(2)	(1)
Valuation adjustments			38	19
Accounts receivable (increase)			(830)	(736)
Due from other governments decrease (increase)			427	(34)
Due from self–supported Crown corporations and agencies (increase)			(73)	(70)
Accounts payable increase			4,541	944
Employee future benefits increase			54	115
Due to other governments increase			2,388	32
Due to Crown corporations, agencies and funds increase			1,854	250
Employee pension plan (decrease)				(1)
Items applicable to future operations increase			1,465	45
Cash derived from (used for) operations			9,607	(443)

Capital Transactions
Tangible capital assets dispositions (acquisitions)	12	(470)	(458)	(377)
Cash (used for) capital	12	(470)	(458)	(377)

Investment Transactions
Loans, advances and mortgages receivable issues	256	(540)	(284)	(220)
Other investments–net increase	4	(20)	(16)	(1)
Cash (used for) investments	260	(560)	(300)	(221)
Total cash inflows (requirements)			8,849	(1,041)

130	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2023—Continued

(Unaudited)

	In Millions
	2023			2022
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash inflows (requirements) carried forward from previous page			8,849	(1,041)

Financing Transactions[1]
Public debt (decrease) increase	24,842	(26,161)	(1,319)	3,249
(Used for) purchase of assets, recoverable from agencies	13,762	(19,575)	(5,813)	(2,087)
Cash (used for) derived from financing	38,604	(45,736)	(7,132)	1,162
Increase in cash and cash equivalents			1,717	121
Cash and cash equivalents—beginning of year			2,995	2,874
Cash and cash equivalents—end of year			4,712	2,995

Cash and cash equivalents are made up of:
Cash			4,397	2,943
Cash equivalents			315	52
			4,712	2,995

1 Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA	131
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Millions
	2023		2022
	Estimates	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	12,848	17,268	13,704
Provincial sales	9,002	9,811	8,727
Corporate income	5,501	9,156	5,053
Property	2,960	3,024	2,816
Property transfer	2,500	2,292	3,327
Employer health	2,257	2,720	2,443
Carbon	2,311	2,161	2,011
Tobacco	760	531	708
Fuel	566	555	546
Other	660	804	706
Commissions on collection of public funds	(69)	(79)	(75)
Valuation adjustments	(22)	(36)	(46)
Total taxation revenue	39,274	48,207	39,920
Contributions from the Federal Government
Canada health and social transfers	8,363	8,606	8,541
Other contributions	322	975	996
Total contributions from the federal government	8,685	9,581	9,537
Other Revenue
Motor vehicle licences and permits	614	613	610
Other fees and licences	518	607	573
Investment earnings	78	267	99
Miscellaneous	339	438	347
Asset dispositions	34	2	1
Commissions on collection of public funds	(7)	(6)	(7)
Valuation adjustments	(31)	(31)	(27)
Total other revenue	1,545	1,890	1,596
Dividends
Self–supported Crown corporations
British Columbia Liquor Distribution Branch	1,160	1,198	1,189
British Columbia Lottery Corporation	1,176	1,330	995
Columbia Power Corporation	47	47	47
Total dividends	2,383	2,575	2,231

132	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2023—Continued

(Unaudited)

	In Millions
	2023		2022
	Estimated	Actual	Actual
Natural Resource Revenue[2]
Forests	1,065	1,774	1,837
Petroleum, natural gas and minerals	1,358	2,932	1,690
Water and other	704	822	662
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(7)	(16)	(7)
Total natural resource revenue	3,119	5,511	4,181
Net Consolidated Revenue Fund Revenue	55,006	67,764	57,465

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Energy, Mines and Low Carbon Innovation
British Columbia Energy Regulator	(44)	(48)	(44)
Ministry of Finance
British Columbia Transit	(18)	(18)	(18)
BC Transportation Financing Authority	(474)	(455)	(462)
Cowichan Tribes	(4)	(4)	(4)
Municipalities or Eligible Entities	(53)	(118)	(63)
Rural Areas	(430)	(457)	(423)
South Coast British Columbia Transportation Authority	(398)	(400)	(400)
Ministry of Forests
Habitat Conservation Trust	(6)	(6)	(5)
Ministry of Indigenous Relations and Reconciliation
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	(101)	(114)	(91)
Total	(1,528)	(1,620)	(1,510)

1Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $176 million (2022: $110 million) and corporate income tax were $232 million (2022: $127 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $199 million (2022: $191 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax refunds were $3 million (2022: $10 million).

Property tax revenue was recorded net of home owner grants of $892 million (2022: $878 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $1,671 million (2022: $1,517 million). Natural resource revenue includes mining taxes of $801 million (2022: $660 million) and logging taxes of $403 million (2022: $154 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,215 million (2022: $2,838 million), road credits of $10 million (2022: $14 million) and summer drilling credits of $3 million (2022: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA	133
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Thousands
	Estimates	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	91,983		91,983	87,342
Officers of the Legislature	87,077	7,553	94,630	91,301
Office of the Premier	14,692		14,692	14,194
Agriculture and Food	107,021	185,577	292,598	292,490
Attorney General	1,374,030	(566,218)	807,812	804,982
Children and Family Development	1,742,045	1,555	1,743,600	1,742,821
Citizens’ Services	656,645	111,733	768,378	767,542
Education and Child Care	8,217,449	16,581	8,234,030	8,220,031
Emergency Management and Climate Readiness		820,946	820,946	818,323
Energy, Mines and Low Carbon Innovation	111,959	287,992	399,951	399,038
Environment and Climate Change Strategy	367,946	213,280	581,226	574,292
Finance	1,221,177	2,870,621	4,091,798	4,048,429
Forests	832,516	357,567	1,190,083	1,181,461
Health	25,455,895	928,889	26,384,784	26,336,341
Housing		897,387	897,387	897,254
Indigenous Relations and Reconciliation	177,919	600,041	777,960	776,763
Jobs, Economic Development and Innovation	110,926	114,498	225,424	225,166
Labour	17,423	17,044	34,467	34,339
Mental Health and Addictions	24,602	172,983	197,585	197,585
Municipal Affairs	259,814	1,663,933	1,923,747	1,921,886
Post–Secondary Education and Future Skills	2,612,688	79,512	2,692,200	2,691,618
Public Safety and Solicitor General	1,393,726	(265,405)	1,128,321	1,121,452
Social Development and Poverty Reduction	4,456,033	233,768	4,689,801	4,688,364
Tourism, Arts, Culture and Sport	173,385	254,878	428,263	427,233
Transportation and Infrastructure	955,980	1,088,382	2,044,362	2,043,188
Water, Land and Resource Stewardship	92,008	372,450	464,458	464,454
Management of Public Funds and Debt	1,361,388	(7,137)	1,354,251	1,290,311
Contingencies (All Ministries) and New Programs[1]	4,848,000	(4,366,064)	481,936	(9,098)
Capital Funding	3,733,581		3,733,581	2,247,797
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	2,044,000	1,875,400	3,919,400	3,919,400
Electoral Boundaries Commission	2,194		2,194	1,476
Forest Practices Board	3,896		3,896	3,887
Total expense	62,548,000	7,967,746	70,515,746	68,321,662

134	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2023—Continued

(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	61,245,194	5,165,062	66,410,256	64,279,573
Statutory
Various Acts	850	1,508,656	1,509,506	1,468,656
Special Accounts	1,384,409	1,393,413	2,777,822	2,755,271
Inter–account transfers	(82,453)	(99,385)	(181,838)	(181,838)
Total expense by appropriation 2022/23	62,548,000	7,967,746	70,515,746	68,321,662

Total expense by appropriation 2021/22	58,306,000	2,054,738	60,360,738	58,716,114

1 The budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA	135
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2023

(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		281,271	281,271	281,271
Legislative Assembly	9,473		9,473	4,997
Officers of the Legislature	2,096		2,096	875
Office of the Premier	3		3
Agriculture and Food	1,229		1,229	910
Attorney General	15,087		15,087	9,753
Children and Family Development	1,000		1,000	828
Citizens’ Services	466,510		466,510	328,722
Education and Child Care	3		3	1
Emergency Management and Climate Readiness	495		495	14
Energy, Mines and Low Carbon Innovation	44,586	3,869	48,455	48,423
Environment and Climate Change Strategy	52,914		52,914	33,762
Finance	1,916,002	160,744	2,076,746	2,005,636
Forests	188,411		188,411	138,507
Health	30	11,002	11,032	11,032
Indigenous Relations and Reconciliation	135,263	12,646	147,909	135,507
Jobs, Economic Development and Innovation	3		3	1
Labour	3		3
Mental Health and Addictions	3		3
Municipal Affairs	2,354		2,354	1,519
Post–Secondary Education and Future Skills	504		504	54
Public Safety and Solicitor General	3,169		3,169	2,407
Social Development and Poverty Reduction	1,822		1,822
Tourism, Arts, Culture and Sport	603		603	142
Transportation and Infrastructure	5,005		5,005	2,137
Water, Land and Resource Stewardship	245		245	189
Contingencies (All Ministries) and New Programs	125,150	(11,002)	114,148
Total financing transaction disbursements	2,971,963	458,530	3,430,493	3,006,687

Summary of Appropriations
Loans, investments and other requirements	689,089	347,695	1,036,784	929,040
Revenue collected for, and transferred to, other entities	1,528,200	110,835	1,639,035	1,619,937
Capital expenditures	754,674		754,674	457,710
Total financing transactions by appropriation	2,971,963	458,530	3,430,493	3,006,687

136	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2023

(Unaudited)

		In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Attorney General	1
Ministry of Children and Family Development	3
Ministry of Citizens’ Services	5
Ministry of Energy, Mines and Low Carbon Innovation			3
Ministry of Finance	216	14	9
Ministry of Health	6
Ministry of Jobs, Economic Development and Innovation	1
Ministry of Public Safety and Solicitor General	9
Ministry of Social Development and Poverty Reduction	4	7
Total 2022/23	245	21	12

Total 2021/22	69	20	4

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountability Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt; calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line–by–line basis; and do not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year–end.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

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PROVINCE OF BRITISH COLUMBIA	139
PUBLIC ACCOUNTS 2022/23

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies. Under the Economic Stabilization (COVID–19) Act, 2020, this section of the Act does not apply for fiscal years 2020/21–2023/24.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2023 was $89,426 million, which consists of $88,896 million in the Summary Financial Statements and excludes the unrealized foreign exchange loss of $472 million of hedged foreign denominated debt translated to the March 31, 2023 exchange rates, in addition to $1,508 million of debt included as part of equity in self–supported Crown corporations and agencies and $15 million of guaranteed debt less $521 million of sinking fund investments.

140	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Provincial Debt

as at March 31, 2023
(Unaudited)

The accumulated provincial net debt of $89,426 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2023, taxpayer–supported net debt totalled $59,934 million including government capital ($36,538 million), BC Transportation Financing Authority ($18,992 million), Health Authorities and Hospital Societies ($1,983 million), social housing ($1,241 million), post–secondary institutions ($910 million) and other debt ($270 million). Other debt is comprised mainly of debt related to BC Pavilion Corporation, BC Transit, InBC Investment Corporation, and school districts.

At March 31, 2023, self–supported debt totalled $29,492 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($26,707 million), Columbia Basin power projects ($1,298 million), commercial subsidiaries of certain post–secondary institutions ($685 million), Columbia Power Corporation ($270 million), British Columbia Lottery Corporation ($201 million), British Columbia Liquor Distribution Branch ($242 million), and debt of other government business enterprises ($89 million). Debt of other government business enterprises is debt related to Columbia Basin Trust’s share of real estate investment joint ventures, and the Insurance Corporation of British Columbia.

Chart 1 – Provincial debt as at March 31, 2023

In Millions/Percent of Total

Commercial and Other
Self–supported $29,492
33%
Provincial government
capital $36,538
41%
Other $1,180
1%
Social housing $1,241
2%
Health Authorities and
Hospital Societies $1,983
2%
BC Transportation Financing
Authority $18,992
21%
Total: $89,426 million
Taxpayer–supported: $59,934 million (67%)
Self–supported: $29,492 million (33%)

PROVINCE OF BRITISH COLUMBIA	141
PUBLIC ACCOUNTS 2022/23

Change in Provincial Debt1

(Unaudited)

Provincial debt decreased by $1,240 million in 2022/23 when compared to the prior year. This includes a decrease in taxpayer–supported debt of $2,407 million and an increase in self–supported debt of $1,167 million. Warehouse Program debt was nil at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2023.

Taxpayer–supported Debt—Decreased by $2,407 million due to a reduction of debt of $7,233 million for government operating requirements. Offset by $4,377 million for BC Transportation Financing Authority, $267 million for social housing, and $182 million for Other, which is comprised of: $144 million for Health Authorities and Hospital Societies, $51 million to fund government capital requirements, offset by a net $13 million reduction in other taxpayer–supported entities.

Self–supported Debt—Increased by $1,167 million due to new capital financing requirements of $1,096 million for British Columbia Hydro and Power Authority, $70 million for post–secondary institutions’ subsidiaries and a net increase of $1 million in other commercial Crown corporations and agencies.

Chart 2 – Change in provincial debt for the year ended March 31, 2023

$ Millions
Taxpayer–supported
Self–supported
6,000
3,200
400
-2,400
-5,200
-8,000
(7,233)
4,377
267
182
1,167
Provincial government operating
BC Transportation Financing Authority
Social housing
Other
Commercial Crown Corporations

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

142	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer–supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2023
(Unaudited)

	In Millions
	2023	2022
	$	$
(Surplus) for the year	(704)	(1,265)

Taxpayer–supported debt decreased by:
Non–cash expenses included in (surplus)	(3,287)	(2,808)
Accounts receivable, accounts payable and other working capital net changes	(5,766)	(3,111)
Foreign exchange adjustments	(416)
	(9,469)	(5,919)
Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	301	2,943
Tangible capital asset net acquisitions	6,572	5,955
Net increases in loans, advances and investments	893	877
	7,766	9,775
Net (decrease) increase in taxpayer–supported debt	(2,407)	2,591
Taxpayer–supported debt—beginning of year	62,341	59,750
Taxpayer–supported debt—end of year	59,934	62,341
Self–supported debt	29,492	28,325
Total debt[1]	89,426	90,666

Reconciliation of Total Debt to Summary Financial Statements’ Debt
as at March 31, 2023

(Unaudited)

	In Millions
	2023	2022
	$	$
Total debt	89,426	90,666

Debt included as part of equity in self–supported Crown corporations and agencies	(1,508)	(1,386)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(15)	(16)
Sinking fund investments	521	510
Foreign exchange adjustments.	472
Summary Financial Statements’ debt.	88,896	89,774

Comprised of:
Taxpayer–supported debt	60,564	62,565
Self–supported debt	28,332	27,209
Summary Financial Statements’ debt	88,896	89,774

1See Summary of Provincial Debt, page 149.

PROVINCE OF BRITISH COLUMBIA	143
PUBLIC ACCOUNTS 2022/23

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt decreased by $1,240 million compared to a budgeted increase of $14,765 million resulting in a $16,005 million decrease from budget net of the $1,000 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt decreased by $2,407 million compared to a budgeted increase of $11,134 million. The $13,541 million decrease from budget reflects the lower than forecasted borrowing for government operating requirements ($10,411 million), government capital ($4,035 million), Social Housing ($691 million), and other taxpayer–supported entities ($58 million). These decreases were offset by higher than forecasted borrowing for post–secondary institutions ($22 million), BC Transportation Financing Authority ($1,480 million), and Health Authorities and Hospital Societies ($152 million).

Self–supported debt increased by $1,167 million compared to a budgeted increase of $2,631 million. The $1,464 million decrease from budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($1,583 million), other self–supporting entities, primarily the Insurance Corporation of British Columbia ($26 million), Columbia Basin power projects ($2 million), and British Columbia Lottery Corporation ($1 million). These decreases were partially offset by higher than forecasted borrowing for commercial subsidiaries of certain post–secondary institutions ($110 million), British Columbia Liquor Distribution Branch ($29 million), and Columbia Power Corporation ($9 million).

Chart 3 – Change in provincial debt1, comparison to budget for the year ended March 31, 2023

1The change in forecast allowance is not included in this chart.

144	PROVINCE OF BRITISH COLUMBIA
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Interprovincial Comparison of Taxpayer–supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Percent of GDP at March 31

70
60
50
40
30
20
10
0
63.9%
46.4%
42.6%
42.5%
39.5%
31.3%
30.3%
29.3%
20.8%
15.4%
2021
2022
2022
2021
2022
2022
2022
2022
2022
2023
Nfld
ON
Que
PEI
Man
NS
NB
AB
Sask
BC

Source: Moody’s Investors Service Inc. as at July 18, 2023

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2022 was 17.1%.

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PUBLIC ACCOUNTS 2022/23

Interprovincial Comparison of Taxpayer–supported Debt
Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue at March 31

Source: Moody’s Investors Service Inc. as at July 18, 2023

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2022 was 2.6%.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry, however there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available online at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

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Independent Auditor’s Report

To the Minister of Finance, Province of British Columbia

Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (“government”), which comprise the summary of provincial debt as at March 31, 2023, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, the summary of provincial debt as at March 31, 2023, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the debt-related statements section of my report. I am independent of the government in accordance with the ethical requirements that are relevant to my audit of the debt-related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of matter – basis of accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measure to its target measures for the fiscal year ended March 31, 2023. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other accompanying information

Government is responsible for the other information in the annual Public Accounts.

My opinion on the debt-related statements does not cover other information in the Public Accounts that accompanies the debt-related statements and, except for my independent auditor’s report on the Summary Financial Statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the debt-related statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. Other than the material misstatements described in the other accompanying information of my independent auditor’s report on the Summary Financial Statements, I have nothing to report in this regard.

MINISTER OF FINANCE
Independent Auditor’s Report

Government’s Responsibilities for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as government determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Debt-Related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decision of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error; design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by government.

•	Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

/s/ Michael A. Pickup

Michael A. Pickup, FCPA, FCA
Auditor General of British Columbia

Victoria, British Columbia, Canada

August 22, 2023

PROVINCE OF BRITISH COLUMBIA	149
PUBLIC ACCOUNTS 2022/23

Summary of Provincial Debt1

as at March 31

	In Millions
	2023	2022	2021	2020	2019
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating		7,233	8,746
Capital
K–12 education[2]	10,893	11,342	10,529	9,757	8,885
Post–secondary institutions[2]	5,502	5,732	5,426	4,917	4,607
Health facilities[2]	8,286	8,223	7,484	6,705	6,173
Ministries general capital	4,549	4,087	3,702	3,133	2,363
Transportation[2]	5,391	5,401	5,401	5,401	5,401
Social housing[3]	1,648	1,424	1,062	805	619
Other[4]	269	278	268	252	242
Total Capital	36,538	36,487	33,872	30,970	28,290
Total provincial government	36,538	43,720	42,618	30,970	28,290

Taxpayer–supported entities
British Columbia Pavilion Corporation	126	129	132	135	138
British Columbia Transit	53	56	60	65	73
BC Transportation Financing Authority	18,992	14,615	13,321	12,193	11,293
Health Authorities and Hospital Societies	1,983	1,839	1,875	1,802	1,795
InBC Investment Corporation	21	19	37	45	70
Post–secondary institutions	910	922	882	753	763
School districts	21	25	24	18	19
Social housing[3]	1,241	974	770	222	225
Other[4]	49	42	31	26	15
Total taxpayer–supported entities	23,396	18,621	17,132	15,259	14,391
Total taxpayer–supported debt	59,934	62,341	59,750	46,229	42,681

Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	26,707	25,611	24,650	23,238	22,064
British Columbia Lottery Corporation	201	195	228	233	100
Columbia Basin Trust joint ventures[5]	1,298	1,319	1,349	1,387	418
Columbia Power Corporation	270	266	271	276	282
British Columbia Liquor Distribution Branch.	242	230	233	210
Post–secondary institutions’ subsidiaries[6]	685	615	520	504	387
Other[7]	89	89	99	84	30
Total self–supported debt	29,492	28,325	27,350	25,932	23,281
Total provincial debt	89,426	90,666	87,100	72,161	65,962

1Debt is after deductions of sinking funds and unamortized discounts, and excludes unrealized foreign exchange (gains)/losses and accrued interest.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

4Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development.

5Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd, and Vancouver Island Technology Park.

7Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt and Insurance Corporation of British Columbia.

150	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2022/23

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer–supported entities, includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest, and does not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year–end. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

PROVINCE OF BRITISH COLUMBIA	151
PUBLIC ACCOUNTS 2022/23

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2023		2022	2021	2020	2019
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	124.5	90.6	104.3	115.1	95.9	89.5
Taxpayer–supported	110.9	74.3	90.8	101.2	80.6	75.0

Debt per Capita ($)[2]
Total provincial	19,834	16,813	17,386	16,919	14,230	13,214
Taxpayer–supported	13,823	11,268	11,954	11,606	9,116	8,550

Debt to GDP (percent)[3]
Total provincial	28.7	23.0	26.1	29.5	23.6	22.3
Taxpayer–supported	20.0	15.4	17.9	20.2	15.1	14.5

Interest Bite (cents per dollar of revenue)[4]
Total provincial	3.5	3.2	3.3	3.7	3.8	3.8
Taxpayer–supported	3.0	2.5	2.8	3.1	3.1	3.2

Interest Costs ($ millions)
Total provincial	2,967	3,114	2,848	2,817	2,872	2,786
Taxpayer–supported	2,012	2,030	1,896	1,832	1,807	1,793

Interest Rate (percent)[5]
Taxpayer–supported	3.0	3.3	3.1	3.5	4.1	4.2

Revenue Factor for Key Indicators ($ millions)
Total provincial[6]	84,672	98,655	86,903	75,691	75,283	73,734
Taxpayer–supported[7]	66,226	80,647	68,658	59,033	57,386	56,881

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Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2023		2022	2021	2020	2019
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	105,431	89,426	90,666	87,100	72,161	65,962
Taxpayer–supported[8]	73,475	59,934	62,341	59,750	46,229	42,681

Provincial GDP ($ millions)[9]	367,966	389,129	347,653	295,282	306,272	295,316

Population (thousands at July 1)[10]	5,316	5,319	5,215	5,148	5,071	4,992

1Figures for prior years have been restated to conform with the presentation used for 2022/23 and to include the effects of changes in underlying data.

2The ratio of debt to population (e.g., debt at March 31, 2023 divided by population at July 1, 2022).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2023 divided by 2022 GDP)

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2022 is used for the fiscal year ended March 31, 2023). As nominal GDP for the calendar year ending 2022 is not available, the 2022 GDP projected in the February 2023 Budget and Fiscal Plan 2023/24 – 2025/26 has been used for the fiscal year ended March 31, 2023 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g. population at July 1, 2022 is used for the fiscal year ended March 31, 2023). Preliminary population figures are presented as published for the year noted per the February 2023 Budget and Fiscal Plan 2023/24 – 2025/26.

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2023

	2023	2023	2022
	Target[2]	Actual	Actual
Taxpayer–supported debt to GDP ratio[1]	20.0%	15.4%	17.9%
Taxpayer–supported debt service costs as a percentage of revenue	3.0%	2.5%	2.8%

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

2The target amounts are from page 182 of the Budget and Fiscal Plan 2022/23–2024/25.

PROVINCE OF BRITISH COLUMBIA	153
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Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i)  Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i)  Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii)  Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i)  Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i)  is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii)  sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

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Definitions—Continued
(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii)   expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i)   Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii)   Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

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Definitions—Continued
(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

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Acronyms
(Unaudited)

APAC	Accounting Policy Advisory Committee

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BTAA	Budget Transparency and Accountability Act

CPA	Chartered Professional Accountant

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

ICBC	Insurance Corporation of British Columbia

Moody’s	Moody’s Investors Service

PSAS	Public Sector Accounting Standards

SCBCTA	South Coast British Columbia Transportation Authority

SFU	Simon Fraser University

SUCH	School districts, universities, colleges, institutes and health organizations

UBC	The University of British Columbia